                                                                    EXHIBIT 10.6

                                                                  EXECUTION COPY




























                            STOCK PURCHASE AGREEMENT

                                  BY AND AMONG

                            EAGLE TEST SYSTEMS, INC.,

                          THE STOCKHOLDERS NAMED HEREIN

                                       AND

                           THE INVESTORS NAMED HEREIN

                         DATED AS OF SEPTEMBER 30, 2003

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                                      INDEX

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SECTION 1.        PURCHASE AND SALE OF SHARES; REDEMPTION........................................................       2
           1.1    Description of Securities......................................................................       2
           1.2    Sale and Purchase..............................................................................       2
           1.3    Redemption of Stockholders' Stock..............................................................       2
           1.4    Charter; Bylaws; Subordinated Debt.............................................................       2
           1.5    Use of Proceeds................................................................................       3
           1.6    Closing........................................................................................       3
           1.7    Transfer Taxes.................................................................................       3
           1.8    Further Assurances.............................................................................       3
           1.9    Extraordinary Dividend.........................................................................       3

SECTION 2.        REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND THE STOCKHOLDERS.............................       4
           2.1    Organization and Corporate Power...............................................................       5
           2.2    Authorization and Non-Contravention............................................................       5
           2.3    Corporate Records..............................................................................       6
           2.4    Capitalization.................................................................................       6
           2.5    Subsidiaries; Investments......................................................................       8
           2.6    Financial Statements; Projections..............................................................       8
           2.7    Absence of Undisclosed Liabilities.............................................................       9
           2.8    Absence of Certain Developments................................................................       9
           2.9    Accounts Receivable; Accounts Payable; Inventories.............................................      10
           2.10   Transactions with Affiliates...................................................................      11
           2.11   Properties.....................................................................................      11
           2.12   Tax Matters....................................................................................      12
           2.13   Certain Contracts and Arrangements.............................................................      13
           2.14   Intellectual Property..........................................................................      14
           2.15   Litigation.....................................................................................      16
           2.16   Labor Matters..................................................................................      17
           2.17   Permits; Compliance with Laws..................................................................      17
           2.18   Employee Benefit Programs......................................................................      18
           2.19   Insurance Coverage.............................................................................      19
           2.20   Investment Banking; Brokerage..................................................................      19
           2.21   Environmental Matters..........................................................................      19
           2.22   Customers, Distributors and Partners...........................................................      19
           2.23   Suppliers......................................................................................      20
           2.24   Warranty and Related Matters...................................................................      20
           2.25   Illegal Payments...............................................................................      20
           2.26   Solvency.......................................................................................      20
           2.27   Privacy of Customer Information................................................................      20
           2.28   Backlog........................................................................................      21
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           2.29   Health Matters.................................................................................      21
           2.30   Disclosure.....................................................................................      21

SECTION 3.        REPRESENTATIONS AND WARRANTIES OF THE INVESTORS................................................      21
           3.1    Investment Status..............................................................................      21
           3.2    Authority and Non-Contravention................................................................      22

SECTION 4.        CLOSING CONDITIONS AND DELIVERIES..............................................................      22
           4.1    Transactions to Occur Prior to Closing.........................................................      22
           4.2    Authorization..................................................................................      23
           4.3    Approvals, Consents and Waivers................................................................      23
           4.4    Deliveries by the Company and the Stockholders to the Investors................................      23
           4.5    Closing Deliveries by the Investors to the Company.............................................      25
           4.6    Closing Deliveries by the Stockholders to the Company..........................................      25
           4.7    All Proceedings Satisfactory...................................................................      25
           4.8    No Litigation..................................................................................      25
           4.9    No Violation or Injunction.....................................................................      25

SECTION 5.        SURVIVAL OF REPRESENTATIONS AND WARRANTIES; TRANSACTION RELATED INDEMNIFICATION................      26
           5.1    Survival of Representations, Warranties and Covenants..........................................      26
           5.2    Transaction Related Indemnification............................................................      26
           5.3    Limitations on Transaction Related Indemnification.............................................      27
           5.4    Notice; Payment of Losses; Defense of Third-Party Claims.......................................      28
           5.5    Limitation on Contribution and Certain Other Rights............................................      29

SECTION 6.        GENERAL........................................................................................      30
           6.1    Waivers and Consents; Amendments...............................................................      30
           6.2    Legend on Securities...........................................................................      30
           6.3    Governing Law..................................................................................      30
           6.4    Section Headings; Construction.................................................................      30
           6.5    Counterparts...................................................................................      31
           6.6    Notices and Demands............................................................................      31
           6.7    Dispute Resolution.............................................................................      31
           6.8    Consent to Jurisdiction........................................................................      32
           6.9    Remedies; Severability.........................................................................      32
           6.10   Integration....................................................................................      33
           6.11   Assignability; Binding Agreement...............................................................      33
           6.12   Release........................................................................................      33
           6.13   Confidentiality................................................................................      34
           6.14   Expenses.......................................................................................      34
           6.15   Certain Definitions............................................................................      34
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EXHIBITS

         Exhibit A-1 - Schedule of Foxman Stockholders
         Exhibit A-2 - Schedule of Other Stockholders
         Exhibit B - Schedule of Investors
         Exhibit C - Amended and Restated Articles of Incorporation Exhibit D - Form of Bylaws
         Exhibit E - Form of Stock Option Plan
         Exhibit F - Form of Stockholders' Agreement
         Exhibit G - Form of Registration Rights Agreement
         Exhibit H - Redemption of Common Stock
         Exhibit I - Management Rights Letter
         Exhibit J - Form of Non-Competition Agreement
         Exhibit K - Form of Employee Agreement
         Exhibit L - Form of Opinion of Counsel
         Exhibit M - Form of Director Indemnification Agreement

DISCLOSURE SCHEDULE

         Section 2.1 - Foreign Qualifications
         Section 2.4 - Capitalization
         Section 2.5 - Subsidiaries and Investments
         Section 2.6 - Financial Statements; Projections
         Section 2.7 - Undisclosed Liabilities
         Section 2.8 - Certain Developments
         Section 2.9 - Inventories
         Section 2.12 - Tax Matters
         Section 2.13 - Material Contracts
         Section 2.14 - Intellectual Property
         Section 2.15 - Litigation
         Section 2.16 - Labor Matters
         Section 2.18 - Employee Benefit Programs
         Section 2.19 - Insurance Coverage
         Section 2.20 - Investment Banking; Brokerage
         Section 2.22 - Customers; Distributors and Partners
         Section 2.24 - Warranty and Related Matters

                                                                    EXHIBIT 10.6

                            STOCK PURCHASE AGREEMENT

      THIS STOCK PURCHASE AGREEMENT (the "AGREEMENT") is made and entered into as of September 30, 2003, by and among Eagle Test Systems, Inc., an Illinois corporation (the "COMPANY"), the shareholders of the Company named in Exhibit A-1 attached hereto (the "FOXMAN STOCKHOLDERS," and each individually, a "FOXMAN STOCKHOLDER"), the shareholders of the Company named in Exhibit A-2 attached hereto (the "OTHER STOCKHOLDERS," and collectively with the Foxman Stockholders, the "STOCKHOLDERS") and the investment partnerships and other investors named in Exhibit B attached hereto (each, an "INVESTOR," and, collectively, the "INVESTORS").

      WHEREAS, the Investors desire to purchase from the Company, and the Company desires to issue and sell to the Investors, 3,436.099 shares of the Company's Series A Convertible Preferred Stock, par value $.01 per share (the "CONVERTIBLE PREFERRED STOCK"), for an aggregate purchase price of $65,000,000;

      WHEREAS, contemporaneously with the Closing (as defined below), TA Subordinated Debt Fund, L.P. and TA Investors, LLC (the "Lenders") will lend to the Company $30,000,000 (the "SUBORDINATED DEBT") pursuant to the terms of a Note Purchase Agreement (the "NOTE PURCHASE AGREEMENT") in return for convertible subordinated debentures (collectively, the "CONVERTIBLE SUBORDINATED NOTES") which are convertible into subordinated notes (collectively, the "SUBORDINATED NOTES") and warrants (the "WARRANTS") to acquire shares of Common Stock, no par value, of the Company (the "COMMON STOCK");

      WHEREAS, the Company shall use the proceeds from the purchase and sale of the Convertible Preferred Stock and the Subordinated Debt for the Redemption (as defined below) and for payment of certain expenses at or immediately subsequent to the Closing; and

      WHEREAS, in connection with and as a condition precedent to the consummation of the transactions contemplated hereby, among other things (i) the Company has amended and restated its articles of incorporation in the form attached hereto as Exhibit C (the "ARTICLES OF INCORPORATION"), and has amended and restated its bylaws in the form attached hereto as Exhibit D (the "BYLAWS"),
(ii) the Company has adopted the 2003 Stock Option and Grant Plan in the form attached hereto as Exhibit E (the "STOCK OPTION PLAN") pursuant to which the Company has reserved for issuance thereunder 273.516 shares of Common Stock,
(iii) the Company, the Stockholders and the Investors will enter into a Stockholders Agreement in substantially the form attached hereto as Exhibit F (the "STOCKHOLDERS AGREEMENT") and (iv) the Company and the Investors will enter into a Registration Rights Agreement in substantially the form attached hereto as Exhibit G (the "REGISTRATION RIGHTS AGREEMENT").

      NOW THEREFORE, in consideration of the foregoing and the mutual covenants and agreements hereinafter set forth, the parties hereto agree as follows:

SECTION 1. PURCHASE AND SALE OF SHARES; REDEMPTION

      1.1 DESCRIPTION OF SECURITIES. The Company's authorized capital stock consists of Common Stock and, upon consummation of transactions contemplated by this Agreement, Convertible Preferred Stock and Redeemable Preferred Stock, par value $.01 per share ("REDEEMABLE PREFERRED STOCK"). The Common Stock, Convertible Preferred Stock and Redeemable Preferred Stock will, upon consummation of transactions contemplated by this Agreement, have the rights, preferences and other terms set forth in Exhibit C attached hereto. Immediately prior to the Closing, all of the issued and outstanding equity securities of the Company are owned beneficially and of record by the shareholders as set forth on Exhibit A-1 and A-2 attached hereto. For purposes of this Agreement, the shares of Convertible Preferred Stock to be acquired by the Investors from the Company hereunder are sometimes referred to as the "CONVERTIBLE PREFERRED SHARES," the shares of Redeemable Preferred Stock issuable upon conversion of the Convertible Preferred Stock are referred to as the "PREFERRED CONVERSION SHARES," the shares of Common Stock issuable upon conversion of the Convertible Preferred Shares are referred to as the "COMMON CONVERSION SHARES," the Preferred Conversion Shares and Common Conversion Shares are referred to as the "CONVERSION SHARES," and the Convertible Preferred Shares, the Preferred Conversion Shares and the Common Conversion Shares are sometimes referred to herein as the "SECURITIES." The Company will, upon consummation of transactions contemplated by this Agreement, have authorized and reserved, and covenants to continue to reserve, a sufficient number of shares of Common Stock and Redeemable Preferred Stock necessary to satisfy the rights of conversion of the holders of Convertible Preferred Stock as set forth in Exhibit C hereto.

      1.2 SALE AND PURCHASE. Upon the terms and subject to the conditions herein, and in reliance on the representations and warranties made by the Company and the Stockholders herein, each of the Investors, severally but not jointly, hereby agrees to purchase from the Company, and the Company hereby agrees to issue and sell to each of the Investors, the number of Convertible Preferred Shares set forth opposite the name of each such Investor on Exhibit B hereto, free and clear of any and all Claims (as defined herein), for a total aggregate purchase price of $65,000,000 (the "PURCHASE PRICE"), and the Company hereby grants the Investors the rights set forth herein and in the agreements referred to herein.

      1.3 REDEMPTION OF STOCKHOLDERS' STOCK. At and concurrently with the Closing, and following the purchase and sale of the Convertible Preferred Shares as provided herein, and upon the terms and subject to the conditions herein, and in reliance on the representations and warranties made by the Company and the Stockholders to the Investors herein, the Company shall redeem, and the Stockholders, severally but not jointly, hereby agree to sell, transfer and convey to the Company, the number of shares of Common Stock (the "REDEMPTION") set forth opposite the name of such Stockholder on Exhibit H attached hereto, in each case for the redemption price set forth opposite such Stockholder's name on Exhibit H attached hereto, for an aggregate redemption price of $95,000,000 (the "REDEMPTION PRICE") payable by wire transfer of immediately available funds.

      1.4 CHARTER; BYLAWS; SUBORDINATED DEBT. Immediately prior to or contemporaneously with the Closing, the Company shall have (a) filed with the Secretary of

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State of Illinois the Articles of Incorporation, and the same shall have become effective in accordance with Illinois law, (b) adopted the Bylaws and Stock Option Plan, (c) executed and delivered the Note Purchase Agreement and the Subordinated Notes to the Lenders for which it shall receive proceeds of $30,000,000.

      1.5 USE OF PROCEEDS. The Company shall apply the proceeds from the sale of the Convertible Preferred Shares and the Subordinated Debt to the Redemption.

      1.6 CLOSING. The closing of the purchase and sale of the Convertible Preferred Shares (the "CLOSING") shall take place at a mutually agreeable location on the date hereof (the "CLOSING DATE"), and promptly following the Closing and on the same day, the closing of the Redemption shall occur. At the Closing, the Company shall deliver or cause to be delivered to each of the Investors stock certificates representing all of the Convertible Preferred Shares issued hereunder, free and clear of any and all liens, claims, options, charges, pledges, security interests, deeds of trust, voting agreements (except as provided herein), voting trusts, encumbrances, rights or restrictions of any nature ("CLAIMS"), and the Company shall apply the proceeds of the purchase and sale of the Convertible Preferred Stock and the Subordinated Debt to the Redemption. At the closing of the Redemption, the Stockholders agree with the Company and the Investors that they shall transfer to the Company the shares of Common Stock to be redeemed hereunder free and clear of all Claims and the Company shall pay to the Stockholders the redemption price for such shares. All cash payments hereunder shall be made by wire transfer of same day available funds.

      1.7 TRANSFER TAXES. All transfer taxes, fees and duties under applicable law incurred in connection with the sale and transfer of the Convertible Preferred Shares under this Agreement will be borne and paid by the Company and it shall promptly reimburse the Investors for any such tax, fee or duty which any of them is required to pay under applicable law.

      1.8 FURTHER ASSURANCES. The Stockholders, the Company, and the Investors from time to time after the Closing at the request of any other party hereto and without further consideration shall execute and deliver further instruments of transfer and assignment and take such other action as a party may reasonably require to more effectively transfer and assign to, and vest in, the Investors, the Securities and all rights thereto, and to fully implement the provisions of this Agreement.

      1.9 EXTRAORDINARY DIVIDEND.

            (a) The Company shall prepare in good faith and deliver to the Investors at Closing a statement setting forth the Company's determination of its cash and cash equivalents as of the Closing (the "Estimated Cash Amount"). Immediately prior to the Closing, the Company made an extraordinary cash dividend in the aggregate amount of $13,500,000 to the Stockholders (on a pro-rata basis based on their relative holdings of Common Stock as of immediately prior to the Closing), which amount is equal to ninety percent (90%) of the positive difference between the Estimated Cash Amount and $20,000,000 (the "Extraordinary Dividend"). For purposes of Section 1.9(c) below, the term "Dividend Holdback Amount" shall mean an amount equal to $1,500,000, which amount equals ten percent (10%) of the positive difference between the Estimated Cash Amount and $20,000,000.

            (b) As soon as practicable after the Closing, the Company shall deliver to the Investors a balance sheet for the Company as of the Closing Date which shall be prepared in accordance with generally accepted accounting principles of the United States (except as set forth in Section 2.6 of the Disclosure Schedule) applied on a consistent basis (the "Final Closing Date Balance Sheet") and a statement based on such Final Closing Date Balance Sheet setting forth the Company's determination of its cash and cash equivalents as of the Closing Date (the "Final Cash Amount"),

            (c) Subject to subsection (d) below, on the later of (i) the date which is thirty (30) days after the Closing Date and (ii) the date which is seven (7) days after the delivery of the Final Closing Date Balance Sheet by the Company to the Investors, the Company and the Investors shall reconcile the extraordinary dividend amount as set forth below in this subsection (c). In the event that the Final Cash Amount is greater than the Estimated Cash Amount (the positive difference being the "Excess Cash Amount"), then the Company shall within five (5) business days of such determination make a cash payment to the Stockholders (on a pro-rata basis based on their relative holdings of Common Stock as of immediately prior to the Closing) equal to the sum of the Dividend Holdback Amount and the Excess Cash Amount. In the event that the Final Cash Amount is equal to the Estimated Cash Amount, then the Company shall within five
(5) business days of such determination make a cash payment to the Stockholders (on a pro-rata basis based on their relative holdings of Common Stock as of immediately prior to the Closing) equal to the Dividend Holdback Amount. In the event that the Final Cash Amount is less than the Estimated Cash Amount (the negative difference being the "Cash Shortfall Amount"), then the Company shall within five (5) business days of such determination make a cash payment to the Stockholders (on a pro-rata basis based on their relative holdings of Common Stock as of immediately prior to the Closing) equal to the positive difference between the Dividend Holdback Amount and the Cash Shortfall Amount; provided, however, in the event that the Cash Shortfall Amount exceeds the Dividend Holdback Amount, each of the Stockholders (on a pro-rata basis based on their relative holdings of Common Stock as of immediately prior to the Closing) hereby agrees to promptly pay the Company an amount equal to the difference between the Cash Shortfall Amount and the Dividend Holdback Amount.

            (d) Notwithstanding the above, in the event that the Investors do not agree on the Final Closing Date Balance Sheet or the Final Cash Amount prepared by the Company, any disputes shall be resolved by an independent Big 4 accounting firm (the "Accountant"). The final determination by the Accountant of the Final Closing Date Balance Sheet and Final Cash Amount shall (i) be made no later than thirty (30) days following retention of such firm by the parties,
(ii) be set forth in writing, (iii) be conclusive and binding upon the parties,
(iv) not be subject to dispute or review and (v) be the final determination of such matters. The Company shall pay the fees and expenses of such accounting firm.

SECTION 2. REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND THE STOCKHOLDERS

      In order to induce the Investors to enter into this Agreement and consummate the transactions contemplated hereby, the Company and the Foxman Stockholders, on a joint and several basis, hereby make to the Investors the representations and warranties contained in this Section 2; provided that the representations and warranties set forth in Sections 2.2(b) and 2.4(b) are made solely by each Stockholder severally and not jointly. Such representations and warranties are subject to the qualifications and exceptions set forth in the disclosure schedule delivered to the Investors pursuant to this Agreement (the "DISCLOSURE SCHEDULE"). For purposes hereof unless otherwise indicated, all references to the Company shall include all Subsidiaries (as defined herein) of the Company and predecessors, if any. References to the knowledge or awareness of the Company are deemed to mean the actual knowledge of the officers of the Company and the Foxman Stockholders after due inquiry.

      2.1 ORGANIZATION AND CORPORATE POWER. The Company is a corporation duly organized, validly existing and in good standing under the laws of Illinois, and is duly qualified or registered to do business as a foreign corporation (a) in each jurisdiction listed in Section 2.1 of the Disclosure Schedule and (b) in each jurisdiction in which the failure to be so duly qualified or registered has had, or could have, a material adverse effect on the assets, liabilities, condition (financial or other), business or results of operations of the Company (a "MATERIAL ADVERSE EFFECT"). The Company has all required corporate power and authority to carry on its business as presently conducted, to enter into and perform this Agreement and the agreements contemplated hereby to which it is a party and to carry out the transactions contemplated hereby and thereby, including the issuance of the Securities. The copies of the Articles of Incorporation, as amended as of the Closing Date and certified by the Secretary of State of Illinois, and the Bylaws, as amended as of the Closing Date and certified by the Secretary of the Company, have been furnished to the Investors by the Company, are correct and complete as of the date hereof, and the Company is not in violation of any term of its Articles of Incorporation or Bylaws.

      2.2 AUTHORIZATION AND NON-CONTRAVENTION.

            (a) This Agreement and all agreements, documents and instruments executed and delivered by the Company pursuant hereto are valid and binding obligations of the Company, enforceable in accordance with their respective terms, except: (x) as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors' rights generally and (y) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies. The execution, delivery and performance of this Agreement and all agreements, documents and instruments executed and delivered by the Company pursuant hereto, the issuance and delivery of the Convertible Preferred Shares, and, upon conversion of the Convertible Preferred Shares, the issuance and delivery of the Conversion Shares, have been duly authorized by all necessary corporate or other action of the Company. The execution and delivery of this Agreement and all agreements, documents and instruments executed and delivered by the Company pursuant hereto, the issuance and delivery of the Convertible Preferred Shares, and, upon conversion of the Convertible Preferred Shares, the issuance and delivery of the Conversion Shares and the performance of the transactions contemplated by this Agreement and such other agreements, documents and instruments, do not and will not: (i) violate or result in a violation of, conflict with or constitute or result in a violation of or default (whether after the giving of notice, lapse of time or both) under any contract or obligation to which the Company is a party or by which its assets are bound, or any provision of the Articles of Incorporation or Bylaws, or cause the creation of any Claim upon any of the assets of the Company; (ii) violate, conflict with or result in a violation of, or constitute a default (whether after the giving of notice, lapse of time or both) under, any provision of any law, regulation or rule, or any order of, or any restriction imposed by, any court or governmental agency applicable to the Company; (iii) based, and in reliance, upon the accuracy of the Investors' representations and warranties set forth in Section 3.3, require from the Company any notice to, declaration or filing with, or consent or approval of any governmental authority or other third party; or (iv) violate or result in a violation of, or constitute a default (whether after the giving of notice, lapse of time or both) under, accelerate any obligation under, or give rise to a right of termination of, any agreement, permit, license or authorization to which the Company is a party or by which the Company is bound.

            (b) This Agreement and all agreements, documents and instruments executed and delivered by any Stockholder pursuant hereto are valid and binding obligations of such Stockholder enforceable in accordance with their respective terms, except: (x) as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors' rights generally and (y) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies. Each Stockholder has full right, authority, power and capacity to enter into this Agreement and all agreements, documents and instruments executed and delivered by such Stockholder pursuant hereto and to carry out the transactions contemplated hereby and thereby. The execution, delivery and performance by each Stockholder of this Agreement and all agreements, documents and instruments executed and delivered by such Stockholder pursuant hereto and the performance of the transactions contemplated by this Agreement and such other agreements, documents and instruments do not and will not: (i) violate or result in a violation of, conflict with or constitute or result in a violation of or default (whether after the giving of notice, lapse of time or both) under, accelerate any obligation under, or give rise to a right of termination of, any contract, agreement, obligation, permit, license or authorization to which the Company or such Stockholder is a party or by which any of them or their respective assets are bound, or any provision of such Stockholder's organizational documents, if applicable; (ii) violate or result in a violation of, or constitute a default (whether after the giving of notice, lapse of time or both) under, any provision of any law, regulation or rule, or any order of, or any restriction imposed by, any court or governmental agency applicable to the Company or such Stockholder; (iii) require from the Company or such Stockholder any notice to, declaration or filing with, or consent or approval of, any governmental authority or other third party, or (iv) violate or result in a violation of, or constitute a default (whether after the giving of notice, lapse of time or both) under, accelerate any obligation under, or give rise to a right of termination of, any agreement, permit, license or authorization to which the Company or such Stockholder is a party or by which the Company or such Stockholder is bound.

      2.3 CORPORATE RECORDS. The corporate record books of the Company accurately reflect all corporate action taken by its shareholders and board of directors and committees. The copies of the corporate records of the Company, as delivered to the Investors, are true and complete copies of the originals of such documents.

      2.4 CAPITALIZATION.

            (a) Immediately prior to giving effect to the transactions contemplated hereby, the authorized capital stock of the Company consisted of
(i) 8,000 shares of Common Stock of which 5,756 shares were issued and outstanding, (ii) 3,437 shares of Convertible Preferred Stock, of which no shares were issued and outstanding and (iii) 3,437 shares of Redeemable Preferred Stock, of which no shares were issued and outstanding. As of the Closing and after giving effect to the transactions contemplated hereby, the authorized capital stock of the Company consists of (i) 8,000 shares of Common Stock, of which 2,158.500 shares are issued and outstanding, (ii) 3,437 shares of Convertible Preferred Stock, of which 3,436.099 shares are issued and outstanding and (iii) 3,437 shares of Redeemable Preferred Stock, of which no shares are issued and outstanding. The relative rights, preferences and other provisions relating to the Convertible Preferred Stock, the Redeemable Preferred Stock and the Common Stock are as set forth in the Articles of Incorporation, and such rights and preferences are valid and enforceable in accordance with their terms under the laws of the State of Illinois. Except as contemplated by the Transaction Documents, there are no outstanding subscriptions, options, warrants, commitments, preemptive rights, agreements, arrangements or commitments of any kind relating to the issuance or sale of, or outstanding securities convertible into or exercisable or exchangeable for, any shares of capital stock of any class or other equity interests of the Company. Except as provided herein, the Company has no obligation to purchase, redeem, or otherwise acquire any of its capital stock or any interests therein, and has not redeemed any shares of its capital stock in the past three (3) years. As of the Closing, and after giving effect to the transactions contemplated hereby, all of the outstanding shares of capital stock of the Company will have been duly and validly authorized and issued, fully paid and non-assessable, and will have been offered, issued, sold and delivered in compliance with applicable federal and state securities laws without giving rise to preemptive rights of any kind. The Company has duly and validly authorized and reserved (A) 273.516 shares of Common Stock (subject to adjustment) for issuance in connection with awards granted or exercised under the Stock Option Plan, (B) 3,436.099 shares of Common Stock and 3,436.099 shares of Redeemable Preferred Stock (subject to adjustment), all for issuance upon conversion of the Convertible Preferred Stock, and (C) 210.016 shares of Common Stock (subject to adjustment) for issuance upon exercise of the Warrants, and the shares of Common Stock so issued will, upon such grant, exercise or conversion, be validly issued, fully paid and non-assessable. As of the Closing, and after giving effect to the transactions contemplated hereby, other than rights set forth herein or in the Articles of Incorporation, the Registration Rights Agreement or the Stockholders' Agreement, there are (1) no preemptive rights, rights of first refusal, put or call rights or obligations or anti-dilution rights with respect to the issuance, sale or redemption of the Company's capital stock or any interests therein, (2) no rights to have the Company's capital stock registered for sale to the public in connection with the laws of any jurisdiction and (3) no documents, instruments or agreements relating to the voting of the Company's voting securities or restrictions on the transfer of the Company's capital stock.

            (b) Immediately prior to the Closing, the Stockholders are the sole record and beneficial owners of the shares of Common Stock set forth opposite their names on Exhibit A attached hereto, free and clear of any Claims including Claims of spouses, former spouses and other family members. After giving effect to the transactions contemplated hereby, the Common Stock and the Convertible Preferred Stock will be held as set forth on Section 2.4(b) of the

Disclosure Schedule free and clear of any Claims (other than restrictions imposed by securities laws applicable to unregistered securities generally).

      2.5 SUBSIDIARIES; INVESTMENTS. The Company does not own or control, directly or indirectly, any interest in any other corporation, partnership, limited liability company, association or other business entity, except as set forth in Section 2.5 of the Disclosure Schedule. The Company has not made any investment and does not hold any interest in or have any outstanding loan or advance to or from, any person, including, without limitation, any officer, director or stockholder of the Company.

      2.6 FINANCIAL STATEMENTS; PROJECTIONS.

            (a) The Company has previously furnished to the Investors and attached hereto on Section 2.6(a) of the Disclosure Schedule copies of the following financial statements: (i) the Company's balance sheets for the fiscal years ended September 30, 2002 (the "BASE BALANCE SHEET") , September 30, 2001 and September 30, 2000 and the related statements of income, for the fiscal years then ended, and (ii) the Company's unaudited balance sheet as of August 31, 2003 and the related unaudited statements of income, for the eleven-month period then ended. Subject to Section 2.6(a) of the Disclosure Schedule such financial statements were prepared in conformity with generally accepted accounting principles of the United States applied on a consistent basis, are consistent in all material respects with the books and records of the Company and fairly present the financial position of the Company as of the dates thereof and the results of operations and cash flows of the Company for the periods shown therein. The Company has not entered into any transactions involving the factoring of receivables, synthetic leases, off balance sheet research and development arrangements or the use of special purpose entities for any off balance sheet activity. Except as set forth in Section 2.6 of the Disclosure Schedule, the Company's revenue recognition policies and the application of those policies are in compliance with applicable standards under generally accepted accounting principles of the United States applied on a consistent basis. Nothing has come to the attention of the Company or the Foxman Stockholders since such respective dates that would indicate that such financial statements are not true and correct in all material respects as of the date thereof.

            (b) The projections delivered to the Investors at Closing represent good faith estimates of the performance of the Company for the periods stated therein based upon assumptions that were believed in good faith to be reasonable when made and continue to be reasonable as of the date hereof; provided however, that the foregoing is not a guarantee that such projections will be achieved.

            (c) As of immediately prior to the Closing and prior to giving effect to the transactions contemplated hereby, the Company has at least $20 million in cash and cash equivalents.

            (d) The Company's net working capital as of the Closing and prior to giving effect to the transactions contemplated hereby is not materially different from the net working capital of the Company as of July 31, 2003 (except as reduced by the Extraordinary Dividend (including any post closing adjustments thereto)). Since the date of the Base Balance Sheet, the Company has paid its accounts payable in the ordinary course of its business and in a manner that is consistent with its past practices. Since the date of the Base Balance Sheet, the Company has collected its accounts receivable in the ordinary course of its business and in a manner that is consistent with past practices and has not accelerated any such collections.

      2.7 ABSENCE OF UNDISCLOSED LIABILITIES. The Company does not have any material liabilities or obligations of any nature, whether accrued, absolute, contingent, asserted, unasserted or otherwise, except liabilities or obligations
(i) stated or adequately reserved against in the Base Balance Sheet, (ii) incurred as a result of or arising out of the transactions contemplated under this Agreement, or (iii) incurred in the ordinary course of business since the date of the Base Balance Sheet.

      2.8 ABSENCE OF CERTAIN DEVELOPMENTS. Since the date of the Base Balance Sheet, the Company has conducted its business only in the ordinary course consistent with past practice and, except with respect to the Extraordinary Dividend or as set forth in Section 2.8 of the Disclosure Schedule, there has not been:

            (a) any change in the assets, liabilities, condition (financial or other), properties, business or operations of the Company, which change by itself or in conjunction with all other such changes, whether or not arising in the ordinary course of business, has had or could be reasonably likely to have a Material Adverse Effect;

            (b) any mortgage, lien or other encumbrance placed on any of the properties of the Company, other than purchase money liens and liens for taxes not yet due and payable;

            (c) any purchase, sale or other disposition, or any agreement or other arrangement for the purchase, sale or other disposition, of any properties or assets by the Company, including any of its Intellectual Property Assets (as defined below), involving the payment or receipt of more than $100,000 other than sales of goods and services by the Company in the ordinary course of business;

            (d) any damage, destruction or loss, whether or not covered by insurance, that has had or could be reasonably likely to have a Material Adverse Effect;

            (e) except for the Redemption, any declaration, setting aside or payment of any dividend by the Company, or the making of any other distribution in respect of the capital stock of the Company, or any direct or indirect redemption, purchase or other acquisition by the Company of its own capital stock;

            (f) any labor trouble or claim of unfair labor practices involving the Company, any change in the compensation payable or to become payable by the Company to any of its officers or employees other than normal merit increases to such employees in accordance with its usual practices, or any bonus payment or arrangement made to or with any of such officers or employees or any establishment or creation of any employment, deferred compensation or severance arrangement or employee benefit plan other than the Stock Option Plan with respect to such persons or the amendment of any of the foregoing;

            (g) any resignation, termination or removal of any officer of the Company or material loss of personnel of the Company or material change in the terms and conditions of the employment of the Company's officers or key personnel;

            (h) any payment or discharge of a material lien or liability of the Company that was not shown on the audited balance sheet of the Company as of the date of the Base Balance Sheet or incurred in the ordinary course of business thereafter;

            (i) any contingent liability incurred by the Company as guarantor or otherwise with respect to the obligations of others or any cancellation of any material debt or claim owing to, or waiver of any material right of, the Company, including any write-off or compromise of any accounts receivable other than write-offs or compromises of accounts receivable that are in the ordinary course of business in amounts consistent with past practice;

            (j) any obligation or liability incurred by the Company to any of its officers, directors, shareholders or employees, or any loans or advances made by the Company to any of its officers, directors, shareholders or employees, except normal compensation and expense allowances payable to officers or employees in the ordinary course of business;

            (k) any change in accounting methods or practices, collection policies, pricing policies or payment policies of the Company;

            (l) any loss, or any known development that could reasonably be expected to result in a loss, of any significant supplier, customer, distributor or account of the Company;

            (m) any amendment or termination of any material contract or agreement to which the Company is a party or by which it is bound;

            (n) any arrangements relating to any royalty or similar payment based on the revenues, profits or sales volume of the Company, whether as part of the terms of the Company's capital stock or by any separate agreement;

            (o) any transaction or agreement involving fixed price terms or fixed volume arrangements;

            (p) any other transaction entered into by the Company other than transactions in the ordinary course of business;

            (q) except as provided in this Agreement, any amendment to the Company's articles of incorporation or by-laws;

            (r) any agreement or understanding whether in writing or otherwise, for the Company to take any of the actions specified in paragraphs (a) through
(q) above.

      2.9 ACCOUNTS RECEIVABLE; ACCOUNTS PAYABLE; INVENTORIES.

            (a) All of the accounts receivable of the Company are valid claims, subject to no set-off or counterclaim, and, to its knowledge, fully collectible in the normal course of business; provided, however, that the foregoing is not a guarantee that such accounts receivable will be fully collected. The reserve for doubtful accounts stated in the Base Balance Sheet is in accordance with generally accepted accounting principles of the United States and is believed in good faith to be reasonable and appropriate. The Company does not have any accounts receivable or loans receivable from any person with whom it is affiliated or any of its directors, officers, employees or shareholders.

            (b) All accounts payable and notes payable of the Company arose in bona fide arm's length transactions in the ordinary course of business and no such account payable or note payable is delinquent in its payment, except for such account payable or note payable that is subject to a bona fide dispute or payment arrangement. The Company has no account payable to any person with whom it is affiliated or any of its directors, officers, employees or shareholders.

            (c) The values of the inventories stated in the Base Balance Sheet reflect the normal inventory valuation policies of the Company and were determined in accordance with generally accepted accounting principles of the United States, consistently applied. Any inventory writedowns have been done in the ordinary course of business consistent with the Company's historical inventory practices. Purchase commitments for raw materials and parts are not in excess of normal requirements and none are at prices materially in excess of current market prices. All of the Company's inventory items are of a quality and quantity salable in the ordinary course of its business at profit margins consistent with the Company's experience in prior years, taking into account fluctuations and trends in the market in which its goods and services are sold. Since the date of the Base Balance Sheet, no inventory items have been sold or disposed of except through sales in the ordinary course of business at profit margins consistent with the Company's experience in prior years taking into account fluctuations and trends in the market in which its goods and services are sold, and all sales commitments made for the Company's products are at prices not less than inventory values plus selling expenses and said profit margins.

      2.10 TRANSACTIONS WITH AFFILIATES. There are no loans, leases or other agreements or transactions between the Company or any present or former shareholder, director, officer or employee of the Company, or to the knowledge of the Company, any member of such officer's, director's, employee's or stockholder's immediate family, or any person controlled by such officer, director, employee or stockholder or his or her immediate family. No shareholder, director, officer or employee of the Company, or to the knowledge of the Company any of their respective spouses or family members, owns directly or indirectly, on an individual or joint basis, any interest in, or serves as an officer or director or in another similar capacity of, any competitor, customer or supplier of the Company, or any organization which has a material contract or arrangement with the Company.

      2.11 PROPERTIES. The Company has good, valid and (if applicable) marketable title to all assets material to its business and to those assets reflected on the Base Balance Sheet or acquired by it after the date thereof (except for properties disposed of since that date in the ordinary course of business), free and clear of Claims, except for liens for Taxes (as hereinafter defined) not yet due and payable, and minor liens and encumbrances that do not materially detract from the value of the property subject thereto or impair the operations of the Company. All equipment included in such properties that is necessary to the business of the Company is in good condition and repair (ordinary wear and tear excepted) and all leases of real or personal property to which the Company is a party are fully effective and afford the Company peaceful and undisturbed possession of the subject matter to the lease. The property and assets of the Company are sufficient for the conduct of its business as presently conducted.

      2.12 TAX MATTERS.

            (a) The Company has timely and properly filed all federal, state, local and foreign tax returns required to be filed by it through the date hereof, and all such tax returns filed by the Company are true, correct and complete in all material respects. The Company has paid or caused to be paid all material federal, state, local, foreign and other taxes, including without limitation, income taxes, estimated taxes, alternative minimum taxes, excise taxes, sales taxes, franchise taxes, employment and payroll related taxes, withholding taxes, transfer taxes, and all deficiencies, or other additions to tax, interest, fines and penalties owed by it (collectively, "TAXES"), required to be paid by it through the date hereof whether disputed or not, except Taxes that have not yet accrued or the payment for which has not otherwise become due. The provisions for payment of any accrued and unpaid Taxes of the Company in the Base Balance Sheet are sufficient as of its date for the payment of any accrued and unpaid Taxes of any nature of the Company, and since the date of the Base Balance Sheet the Company has incurred no Taxes other than in the ordinary course of its business. All Taxes and other assessments and levies that the Company was or is required to withhold or collect have been withheld and collected and have been paid over to the proper governmental authorities. The Company has delivered to the Investors correct and complete copies of all annual tax returns, examination reports, and statements of deficiencies filed by, assessed against, or agreed to by the Company since December 31, 1995. The Company has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to any Tax payment, assessment, deficiency or collection. Except as set forth in Section 2.12 of the Disclosure Schedule:
(i) the Company has never received notice of any audit or of any proposed deficiencies from the Internal Revenue Service (the "IRS") or any other taxing authority (other than routine audits undertaken in the ordinary course and which have been resolved on or prior to the date hereof); (ii) there are in effect no waivers of applicable statutes of limitations or agreements as to any extension of time with respect to any Tax payment, assessment, deficiency or collection. with respect to any Taxes owed by the Company for any year; (iii) neither the IRS nor any other taxing authority is now asserting or, to the knowledge of the Company, threatening to assert against the Company any deficiency or claim for additional Taxes or interest thereon or penalties in connection therewith; (iv) the Company has never been a member of an affiliated group of corporations filing a combined federal income Tax return nor does the Company have any liability for Taxes of any other Person under Treasury Regulations Section 1.1502-6 (or any similar provision of foreign, state or local law) or otherwise; and (v) the Company has not filed a consent under Section 341(f) of the Internal Revenue Code of 1986, as amended (the "CODE"), concerning collapsible corporations. The Company has never been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code. The Company is not a party to any Tax allocation or sharing arrangement. The Company is not a party to any contract, agreement, plan or arrangement covering any employee or former employee thereof, that, individually or collectively, could give rise to the payment of any amount that would not be deductible pursuant to Section 280G or Section 162 of the Code. The Company is not a "FOREIGN PERSON" within the meaning of Section 1445 of the Code and Treasury Regulations
Section 1.1445-2.

            (b) The taxable year of the Company for federal and state income tax purposes is the fiscal year ended December 31st.

            (c) The Company has never been (i) a passive foreign investment company, (ii) a foreign personal holding company, (iii) a foreign sales corporation, (iv) a foreign investment company or (v) a person other than a United States person, each within the meaning of the Code.

      2.13 CERTAIN CONTRACTS AND ARRANGEMENTS. Except as set forth in Section
2.13 of the Disclosure Schedule (with true and correct copies of each agreement referred to therein provided to the Investors) or as contemplated by this Agreement, the Company is not a party or subject to or bound by:

            (a) any contract or agreement involving a potential commitment or payment by the Company in excess of $100,000;

            (b) any contract, lease or agreement that is not cancelable by the Company without penalty on not less than ninety (90) days notice;

            (c) any contract containing covenants directly or explicitly limiting in any respect the freedom of the Company to compete in any line of business or with any person or entity;

            (d) any contract or agreement relating to the licensing, distribution, development, purchase, sale or servicing of its software or hardware products except in the ordinary course of business consistent with past practices or any of its Intellectual Property Assets;

            (e) any indenture, mortgage, promissory note, loan agreement, guaranty or other agreement or commitment for borrowing or any pledge or security arrangement;

            (f) any stock redemption or purchase agreements or other agreements affecting or relating to the capital stock of the Company, including, without limitation, any agreement with any shareholder of the Company which includes anti-dilution rights, registration rights, voting arrangements, operating covenants or similar provisions;

            (g) any pension, profit sharing, retirement or stock option plans;

            (h) any royalty, dividend or similar arrangement based on the revenues or profits of the Company or any contract or agreement involving fixed price or fixed volume arrangements;

            (i) any joint venture, partnership, manufacturer, development or supply agreement or other agreement that involves a sharing of revenues, profits, losses, costs or liabilities by the Company with any other Person;

            (j) any acquisition, merger or similar agreement;

            (k) any collective bargaining agreement or other agreement with any labor union or other employee representative of a group of employees;

            (l) any contract with any governmental or quasi governmental entity;

            (m) any contract not executed in the ordinary course of business; or

            (n) any other material contract.

      All such contracts, agreements, leases and instruments are valid and are in full force and effect and constitute legal, valid and binding obligations of the Company and, to the knowledge of the Company, of the other parties thereto, and are enforceable in accordance with their respective terms, except: (x) as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors' rights generally and (y) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies. The Company has no knowledge of any notice or threat to terminate any such contracts, agreements, leases or instruments, which termination could reasonably be expected to have a Material Adverse Effect. Neither the Company nor, to the knowledge of the Company, any other party is in default in complying with any provisions of any such contract, agreement, lease or instrument, or any other contract, agreement, lease or instrument, the breach of which could reasonably be expected to have a Material Adverse Effect, and no condition or event or fact exists which, with notice, lapse of time or both, could constitute a default thereunder on the part of the Company, except for any such default, condition, event or fact that, individually or in the aggregate, that could not reasonably be expected to have a Material Adverse Effect.

      2.14 INTELLECTUAL PROPERTY.

      (a) Section 2.14 of the Disclosure Schedule contains a complete and accurate list of all Patents owned by the Company or otherwise used in the Business ("Company Patents"), Marks owned by the Company or otherwise used in the Business ("Company Marks") and Copyrights owned by the Company or otherwise used in and, in either case, material to the Business ("Company Copyrights"). Except as set forth on Section 2.14 of the Disclosure Schedule:

                  (i) the Company exclusively owns or possesses adequate and enforceable rights to use, without payment to a third party, all of the Intellectual Property Assets necessary for the operation of the Business, free and clear of all mortgages, pledges, charges, liens, equities, security interests, or other encumbrances or similar agreements;

                  (ii) all Company Patents, Company Marks and Company Copyrights that are issued by or registered with, as applicable, the United States Patent and Trademark Office, the United States Copyright Office or in any similar office or agency anywhere in the world are currently in compliance with formal legal requirements

      (including without limitation, as applicable, payment of filing, examination and maintenance fees, proofs of working or use, timely post-registration filing of affidavits of use and incontestability and renewal applications) and are valid and enforceable;

                  (iii) there are no pending, or, to the Company's knowledge threatened claims against the Company or any of its employees alleging that any of the Company Intellectual Property Assets or the Business, infringes or conflicts with the rights of others under any Intellectual Property Assets ("THIRD PARTY RIGHTS");

                  (iv) to the Company's knowledge, neither the Business nor any Company Intellectual Property Asset infringes or conflicts with any Third Party Right;

                  (v) the Company has not received any communications alleging that the Company has violated or, by conducting the Business, would violate any Third Party Rights or that any of the Company Intellectual Property Assets is invalid or unenforceable;

                  (vi) no current or former employee or consultant of the Company owns any rights in or to any of the Company Intellectual Property Assets;

                  (vii) the Company is not aware of any violation or infringement by a third party of any of the Company Intellectual Property Assets;

                  (viii) the Company has taken reasonable security measures to protect the secrecy, confidentiality and value of all Trade Secrets used in the Business (the "Company Trade Secrets"), including, without limitation, requiring all Company employees and consultants and all other persons with access to Company Trade Secrets to execute a binding confidentiality agreement, copies or forms of which have been provided to the Investors and, to the Company's knowledge, there has not been any breach by any party to such confidentiality agreements;

                  (ix) (A) the Company has not directly or indirectly granted any rights, licenses or interests in the source code of the Products, and
      (B) since the Company developed the source code of the Products, the Company has not provided or disclosed the source code of the Products to any person or entity;

                  (x) in the ordinary course of business, the Products perform in accordance with their documented specifications and as Company has warranted to its customers;

                  (xi) in the ordinary course of business, the Products do not contain any "viruses", "time-bombs", "key-locks", or any other devices created that could disrupt or interfere with the operation of the Products or the integrity of the data, information or signals they produce in a manner adverse to the Company or any licensee or recipient; and

                  (xii) the Company has (A) not unlawfully collected any personally identifiable information from any third parties and (B) complied with all applicable regulations relating to the collection, storage and onward transfer of all personally identifiable information collected by the Company or by third parties having authorized access to Company's databases or other records.

            (b) For purposes of this Agreement,

                  (i) "Business" means the business of the Company as currently conducted and proposed to be conducted.

                  (ii) "Company Intellectual Property Assets" means all Intellectual Property Assets owned by the Company or used in the Business. "Company Intellectual Property Assets" includes, without limitation, the Products, Company Patents, Company Marks, Company Copyrights and Company Trade Secrets.

                  (iii) "Intellectual Property Assets" means:

                        (A) patents, patent applications, patent rights, and
            inventions and discoveries and invention disclosures (whether or not patented) (collectively, "Patents");

                        (B) trade names, trade dress, logos, packaging design,
            slogans, Internet domain names, registered and unregistered trademarks and service marks and related registrations and applications for registration (collectively, "Marks");

                        (C) copyrights in both published and unpublished works,
            including without limitation all compilations, databases and computer programs, manuals and other documentation and all copyright registrations and applications, and all derivatives, translations, adaptations and combinations of the above (collectively, "Copyrights");

                        (D) know-how, trade secrets, confidential or proprietary
            information, research in progress, algorithms, data, designs, processes, formulae, drawings, schematics, blueprints, flow charts, models, strategies, prototypes, techniques, Beta testing procedures and Beta testing results (collectively, "Trade Secrets"); and

                        (E) goodwill, franchises, licenses, permits, consents,
            approvals, and claims of infringement against third parties.

                  (iv) "Products" means those computer programs and/or services and related documentation designed, manufactured, marketed, sold and/or distributed by the Company. A complete list of the Products owned by Seller is provided on Schedule 2.16(b)(iv) attached hereto.

      2.15 LITIGATION. There is no litigation or governmental or administrative proceeding or investigation pending or, to the knowledge of the Company, threatened against the Company or affecting the properties or assets of the Company, or, as to matters related to the Company, against any officer, director, shareholder or key employee of the Company in their respective capacities in such positions, nor, to the knowledge of the Company, has there occurred any event nor does there exist any condition on the basis of which any such claim may be asserted. Section 2.15 of the Disclosure Schedule includes a description of all litigation, claims, proceedings or, to the Company's knowledge, investigations involving the Company or any of its officers, directors, shareholders or key employees in connection with the business of the Company occurring, arising or existing during the past three (3) years.

      2.16 LABOR MATTERS. The Company employs approximately one hundred seventy six (176) full-time and five (5) part-time employees and generally enjoys good employer-employee relationships. The Company is not delinquent in payments to any of its employees for any wages, salaries, commissions, bonuses or other direct compensation for any services performed for the Company as of the date hereof or amounts required to be reimbursed to such employees. The Company is and heretofore has been in compliance in all material respects with all applicable laws and regulations respecting labor, employment, fair employment practices, terms and conditions of employment, occupational safety and health, and wages and hours. There are no charges of employment discrimination or unfair labor practices or strikes, slowdowns, stoppages of work, or any other concerted interference with normal operations existing, pending or, to the knowledge of the Company, threatened against or involving the Company. The Company is, and at all times the Company has been, in compliance in all material respects with the requirements of the Immigration Reform Control Act of 1986. There are no changes pending or, to the knowledge of the Company, threatened with respect to (including, without limitation, the resignation of) the senior management or key supervisory personnel or key independent contractors of the Company nor has the Company received any notice or information concerning any prospective change with respect to such senior management or key supervisory personnel. The Company has never implemented any plant closing or mass layoff of employees as those terms are defined in the Worker Adjustment Retraining and Notification Act of 1988, amended, or any similar state or local law or regulation, and no layoffs that could implicate such laws or regulations are currently contemplated.

      2.17 PERMITS; COMPLIANCE WITH LAWS. The Company has all franchises, authorizations, approvals, orders, consents, licenses, certificates, permits, registrations, qualifications or other rights and privileges (collectively "PERMITS") necessary to permit it to own its property and to conduct its business as it is presently conducted or proposed to be conducted and all such Permits are valid and in full force and effect. No Permit is subject to termination as a result of the execution of this Agreement or consummation of the transactions contemplated hereby. The Company is now and has heretofore been in compliance in all material respects with all applicable statutes, ordinances, orders, rules and regulations promulgated by any U.S. federal, state, municipal, non-U.S. or other governmental authority, which apply to the conduct of its business. The Company has never entered into or been subject to any judgment, consent decree, compliance order or administrative order with respect to any aspect of the business, affairs, properties or assets of the Company or received any request for information, notice, demand letter, administrative inquiry or formal or informal complaint or claim from any regulatory agency with respect to any aspect of the business, affairs, properties or assets of the Company.

      2.18 EMPLOYEE BENEFIT PROGRAMS.

            (a) The Company does not maintain or contribute to and for the past five (5) years has not maintained or contributed to, any employee benefit plan within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), any material fringe benefit, stock option, equity-based compensation, phantom stock, bonus or incentive plan, severance pay policy or agreement, retirement, pension, profit sharing or deferred compensation plan or agreement, or any similar plan or agreement or any plan or arrangement providing compensation to employees or non-employee directors (an "EMPLOYEE BENEFIT PROGRAM") other than the Employee Benefit Programs identified and described in Section 2.18(a) of the Disclosure Schedule attached hereto. A brief description of each Employee Benefit Program has been provided to the Investors. The terms and operation of each such Employee Benefit Program comply and have heretofore complied in all material respects with all applicable laws and regulations relating to each such Employee Benefit Program. There are no unfunded obligations of the Company under any Employee Benefit Program that have not been accrued unless such accrual is not necessary under generally accepted accounting principles of the United States. The Company is not required to make any payments or contributions to any Employee Benefit Program pursuant to any collective bargaining agreement or, to the knowledge of the Company, any applicable labor relations law, and all Employee Benefit Programs are terminable at the discretion of the Company without liability to the Company upon or following such termination, except for benefits accrued under the terms of such Employee Benefit Programs. Except as described in Section 2.18(a) of the Disclosure Schedule, the Company has never maintained or contributed to any Employee Benefit Program providing or promising any health or other nonpension benefits to employees after their employment terminates other than as required by part 6 of subtitle B of Title I of ERISA. With respect to any Employee Benefit Program, to the knowledge of the Company, there has occurred no "prohibited transaction," as defined in Section 406 of ERISA or Section 4975 of the Code, or breach of any duty under ERISA or other applicable law that could result, directly or indirectly, in any Taxes, penalties or other liability to the Company. No litigation, arbitration or governmental administrative proceeding (or investigation) or other proceeding (other than those relating to routine claims for benefits) is pending or, to the knowledge of the Company, threatened with respect to any such Employee Benefit Program.

            (b) Each Employee Benefit Program that has been intended to qualify under Section 401(a) or 501(c)(9) of the Code has received a favorable determination or approval letter from the IRS regarding its qualification under such section or the time period for submitting a determination letter request and adopting retroactive amendments under Code Section 401(b) and the corresponding regulations is open as of the Closing Date and, to the Company's Knowledge, each such Employee Benefit Plan has, in fact been qualified under the applicable section of the Code from the effective date of such Employee Benefit Program through and including the Closing Date (or, if earlier, the date that all of such Employee Benefit Program's assets were distributed). Except as set forth in Section 2.18(b) of the Disclosure Schedule, the Company has never maintained any Employee Benefit Program which has been subject to Title IV of ERISA or Code Section 412, including, but not limited to, any "multiemployer plan" (as defined in Section 3(37) or Section 4001(a)(3) of ERISA). Each reference to "Company" in this Section 2.18 also refers to any other entity that is considered a single employer with the

Company under ERISA Section 4001(b) or part of the same "Controlled Group" as the Company for purposes of ERISA Section 302(d)(8)(C). The Company's Employee Stock Ownership Plan is not leveraged and is an "employee stock ownership plan" within the meaning of Section 407(d)(6) of ERISA.

      2.19 INSURANCE COVERAGE. The Company has in full force and effect general commercial, general liability, product liability, professional liability, specified director's and officer's liability, workers compensation and employee's liability, fire and casualty and such other appropriate insurance policies with coverages customary for similarly situated companies in the same or similar industries and as required by applicable law. Section 2.19 of the Disclosure Schedule contains an accurate listing of the insurance policies currently maintained by the Company. There are currently no claims pending against the Company under any insurance policies currently in effect and covering the property, business or employees of the Company, and all premiums due and payable with respect to the policies maintained by the Company have been paid to date. To the Company's knowledge, there is no threatened termination of any such policies or arrangements.

      2.20 INVESTMENT BANKING; BROKERAGE. Except as set forth on Section 2.20 of the Disclosure Schedule, there are no claims for investment banking fees, brokerage commissions, broker's or finder's fees or similar compensation in connection with the transactions contemplated by this Agreement payable by the Company or based on any arrangement or agreement made by or on behalf of the Company.

      2.21 ENVIRONMENTAL MATTERS. Except as set forth on Section 2.21 of the Disclosure Schedule, no hazardous waste, substance or material, and no oil, petroleum, petroleum product, asbestos, toxic substance, pollutant or contaminant (collectively, "HAZARDOUS MATERIAL"), has been generated, transported, used, handled, processed, disposed, stored or treated on any real property owned, leased or operated by the Company. Except as set forth on
Section 2.21 of the Disclosure Schedule, no Hazardous Material has been spilled, released, discharged, disposed, or transported from any real property owned, leased or operated by the Company, and no Hazardous Material is present in, on, or under any such property. The Company is, and at all times has been, in compliance in all material respects with all applicable environmental, health and safety laws, rules, ordinances, by-laws and regulations, and with all permits, registrations and approvals required under such laws, rules, ordinances, by-laws and regulations (collectively, "ENVIRONMENTAL LAWS"). Except as set forth on Section 2.21 of the Disclosure Schedule, the Company is not aware of any fact or circumstance that could involve the Company in any litigation, or impose upon the Company any liability, arising under any Environmental Laws.

      2.22 CUSTOMERS, DISTRIBUTORS AND PARTNERS. Section 2.22 of the Disclosure Schedule sets forth the name of each customer and distributor of the Company who accounted for more than five percent (5%) of the revenues of the Company for each of the fiscal years ended September 30, 2001 and September 30, 2002 and/or for the eleven months ended August 31, 2003 (the "CUSTOMERS" and "DISTRIBUTORS," respectively) together with the names of any persons or entities with which the Company has a material strategic partnership or similar relationship ("PARTNERS"). Since the date of the Base Balance Sheet, no Customer, Distributor or Partner of the Company has canceled or otherwise terminated its relationship with the Company or has materially decreased its usage or purchase of the services or products of the Company. No

Customer, Distributor or Partner has, to the knowledge of the Company, any plan or intention to terminate, cancel or otherwise materially and adversely modify its relationship with the Company or to decrease materially or limit its usage, purchase or distribution of the services or products of the Company.

      2.23 SUPPLIERS. The Company's relationships with its major suppliers are good commercial working relationships, and, within the last twelve months, no supplier that the Company has paid or is under contract to pay $100,000 or more has canceled, materially modified, or otherwise terminated its relationship with the Company, or materially decreased its services, supplies or materials to the Company, nor to the knowledge of the Company, does any supplier have any plan or intention to do any of the foregoing.

      2.24 WARRANTY AND RELATED MATTERS. Section 2.24 of the Disclosure Schedule sets forth a complete list of all outstanding product and service warranties and guarantees on any of the products or services that the Company distributes, services, markets, sells or produces for itself, a customer or a third party (each such product or service shall be referred to herein as a "COMPANY PRODUCT"). There are no existing or, to the knowledge of the Company, threatened, claims against the Company relating to any work performed by the Company, product liability, warranty or other similar claims against the Company alleging that any Company Product is defective or fails to meet any product or service warranties. There are (a) no inherent design defects or systemic or chronic problems in any Company Product other than in connection with Company Products that are in testing or development stages and (b) no liabilities for warranty or other claims or returns with respect to any Company Product relating to any such defects or problems that could reasonably be expected to have a Material Adverse Effect.

      2.25 ILLEGAL PAYMENTS. Neither the Company nor, to the Company's knowledge, any Person affiliated with the Company has ever offered, made or received on behalf of the Company any illegal payment or contribution of any kind, directly or indirectly, including, without limitation, payments, gifts or gratuities, to any person, entity, or United States or foreign national, state or local government officials, employees or agents or candidates therefor or other persons.

      2.26 SOLVENCY. The Company has not: (a) made a general assignment for the benefit of creditors; (b) filed any voluntary petition in bankruptcy or suffered the filing of any involuntary petition by its creditors; (c) suffered the appointment of a receiver to take possession of all, or substantially all, of its assets; (d) suffered the attachment or other judicial seizure of all, or substantially all, of its assets; (e) admitted in writing its inability to pay its debts as they come due; or (f) made an offer of settlement, extension or composition to its creditors generally.

      2.27 PRIVACY OF CUSTOMER INFORMATION. The Company has not used and does not currently use any of the consumer or customer information that it has received or currently receives through its website or otherwise in an unlawful manner. The Company has not collected any customer information through its website or otherwise in an unlawful manner. The Company has commercially reasonable security measures in place to protect the consumer or customer information it receives through its website or otherwise and, which it stores in its computer systems, from illegal use by third parties or use by third parties in a manner violative of the rights of privacy of its customers.

      2.28 BACKLOG. The Company has a backlog of purchase orders for the sale of its products and services as set forth in Section 2.28 of the Disclosure Schedule. None of such orders has been cancelled or materially reduced, and each of such orders on backlog is at a price and on terms (including margin) consistent with the Company's past practices and the ordinary course of business.

      2.29 HEALTH MATTERS. To the Company's knowledge, each of Leonard Foxman and Ted Foxman is in good health as of the Closing.

      2.30 DISCLOSURE. The representations and warranties made or contained in this Agreement, the Disclosure Schedule and exhibits hereto and the certificates and statements executed or delivered in connection herewith, when taken together, do not and shall not contain any untrue statement of a material fact and do not and shall not omit to state a material fact required to be stated herein or therein or necessary in order to make such representations, warranties or other material not misleading in the light of the circumstances in which they were made or delivered. To the knowledge of the Company, there is no material fact directly relating to the assets, liabilities, business, operations or condition (financial or other) of the Company (including any competitive developments other than facts that relate to general economic or industry trends or conditions) that materially adversely affects the same. No officer or director of the Company has been: (a) subject to voluntary or involuntary petition under the federal bankruptcy laws or any state insolvency law or the appointment of a receiver, fiscal agent or similar officer by a court for his or her business or property or that of any partnership of which he or she was a general partner or any corporation or business association of which he or she was an executive officer; (b) convicted in a criminal proceeding or named as a subject of a pending criminal proceeding (excluding traffic violations and other minor offenses) or been otherwise accused of any act of moral turpitude; (c) the subject of any order, judgment, or decree (not subsequently reversed, suspended or vacated) of any court of competent jurisdiction permanently or temporarily enjoining him or her from, or otherwise imposing limits or conditions on his or her ability to engage in any securities, investment advisory, banking, insurance or other type of business or acting as an officer or director of a public company; (d) found by a court of competent jurisdiction in a civil action or by the Securities and Exchange Commission ("SEC") or the Commodity Futures Trading Commission to have violated any federal or state commodities, securities or unfair trade practices law, which judgment or finding has not been subsequently reversed, suspended, or vacated; or (e) has engaged in other conduct that would be required to be disclosed in a prospectus under Item 401(f) of SEC Regulation S-K.

SECTION 3. REPRESENTATIONS AND WARRANTIES OF THE INVESTORS

      In order to induce the Company to enter into this Agreement, each Investor severally but not jointly represents and warrants to the Company the following:

      3.1 INVESTMENT STATUS. Each Investor is an "accredited investor," as such term is defined in Rule 501 under the Securities Act of 1933, as amended (the "Securities Act"). Each Investor is purchasing the Securities for its own account, for investment only and not with a view to, or any present intention of, effecting a distribution of such securities or any part thereof except pursuant to a registration or an available exemption under applicable law. Each Investor acknowledges that its respective Securities have not been registered under the Securities Act or the securities laws of any state or other jurisdiction and cannot be disposed of unless they are subsequently registered under the Securities Act and any applicable state laws or an exemption from such registration is available.

      3.2 AUTHORITY AND NON-CONTRAVENTION. Each Investor has full right, authority and power under its charter, by-laws or governing partnership agreement, as applicable, to enter into this Agreement and all agreements, documents and instruments executed by such Investor pursuant hereto and to carry out the transactions contemplated hereby and thereby. This Agreement and all agreements, documents and instruments executed by each Investor pursuant hereto are valid and binding obligations of each of the Investors enforceable in accordance with their respective terms, except: (x) as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors' rights generally and (y) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies. The execution, delivery and performance of this Agreement and all agreements, documents and instruments executed by each such Investor pursuant hereto have been duly authorized by all necessary action under each such Investor's charter, by-laws or governing partnership agreement, as applicable. The execution, delivery and performance by each Investor of this Agreement and all agreements, documents and instruments to be executed and delivered by each such Investor pursuant hereto do not and will not: (a) violate or result in a violation of, conflict with or constitute or result in a default (whether after the giving of notice, lapse of time or both) under, accelerate any obligation under, or give rise to a right of termination of, any material contract, agreement, obligation, permit, license or authorization to which each such Investor is a party or by which such Investor or its assets is bound, or any provision of each such Investor's organizational documents; (b) violate or result in a violation of, or constitute a default (whether after the giving of notice, lapse of time or both) under, any provision of any law, regulation or rule, or any order of, or any restriction imposed by, any court or governmental agency applicable to each such Investor; or (c) require from each such Investor any notice to, declaration or filing with, or consent or approval of, any governmental authority or other third party (that has not already been obtained).

SECTION 4. CLOSING CONDITIONS AND DELIVERIES

      The obligations of each Investor to purchase and pay for its pro rata portion of the Convertible Preferred Shares shall be subject to the fulfillment by the Company and the Stockholders to the Investors' reasonable satisfaction or waiver on or before the Closing of the following conditions:

      4.1 TRANSACTIONS TO OCCUR PRIOR TO CLOSING. Immediately prior to Closing the Company shall have completed the following transactions on terms satisfactory to the Investors:

            (a) the Company shall have adopted the Articles of Incorporation and the Bylaws, respectively, and such Articles of Incorporation shall have been filed and become effective under the laws of the State of Illinois; and,

            (b) the Company shall have adopted the Stock Option and Grant Plan; and

            (c) the Company shall have executed and delivered the Note Purchase Agreement, issued the Subordinated Notes to the Lenders and received $30,000,000 in proceeds.

      4.2 AUTHORIZATION. The Board of Directors and shareholders of the Company shall have duly adopted resolutions in the form reasonably satisfactory to the Investors and shall have taken all action necessary for the purpose of authorizing the Company to consummate all of the transactions contemplated hereby (including, without limitation, (a) the issuance of the Convertible Preferred Shares and, upon conversion thereof the Conversion Shares, (b) the issuance of the Convertible Subordinated Notes and the Warrants and the Common Stock issuable upon exercise thereon, and (c) approving such purchases by the Investors for purposes of Section 16 of the Securities Exchange Act of 1934, as amended (the "EXCHANGE ACT"), and Rule 16b-3 thereunder).

      4.3 APPROVALS, CONSENTS AND WAIVERS. The Company and the Stockholders shall have made all filings with and notifications of governmental authorities, regulatory agencies and other entities required to be made by such parties in connection with the execution and delivery of this Agreement, the performance of the transactions contemplated hereby and the continued operation of the business of the Company subsequent to the Closing and the Investors shall have received copies of all authorizations, waivers, consents and permits, in form and substance reasonably satisfactory to the Investors, including any and all notices, consents and waivers required from all third parties, including, without limitation, applicable governmental authorities, regulatory agencies, lessors, lenders and contract parties, required to permit the continuation of the business of the Company and the consummation of the transactions contemplated by this Agreement and to avoid a breach, default, termination, acceleration or modification of any indenture, loan or credit agreement or any other material agreement, contract, instrument, mortgage, lien, lease, permit, authorization, order, writ, judgment, injunction, decree, determination or arbitration award as a result of, or in connection with, the execution and performance of this Agreement.

      4.4 DELIVERIES BY THE COMPANY AND THE STOCKHOLDERS TO THE INVESTORS. At the Closing, the Company and the Stockholders, as the case may be, shall have delivered, or shall have caused to be delivered, to the Investors, all in form and substance satisfactory to the Investors, the following:

            (a) the Stockholders' Agreement executed by the Company and the shareholders of the Company named therein;

            (b) the Registration Rights Agreement executed by the Company;

            (c) a Management Rights Letter in the form attached as Exhibit I;

            (d) a Non-competition Agreement in the form attached as Exhibit J executed by the Company, the Investors, and each of Leonard Foxman and the Foxman Family LLC;

            (e) an Employment Agreement in the form attached as Exhibit K (an "EMPLOYMENT AGREEMENT") executed by the Company and each of Theodore Foxman, Leonard Foxman, Jack Weimer, Steve Dollens and Derek Abramovitch;

            (f) Certificates issued by (i) the Secretary of State of the State of Illinois certifying that the Company has legal existence and is in good standing; and (ii) the Secretary of State (or similar authority) of each jurisdiction in which the Company has qualified to do business as a foreign corporation (or is required to be so qualified) as to such foreign qualification;

            (g) A certificate issued by the Secretary of State of the State of Illinois certifying that the Articles of Incorporation have been filed and are effective;

            (h) A certificate executed by the Secretary of the Company certifying (i) the names of the officers of the Company authorized to sign this Agreement and the other agreements, documents and instruments executed by the Company pursuant hereto, together with the true signatures of such officers;
(ii) copies of consent actions taken by the Board of Directors and shareholders of the Company authorizing the appropriate officers of the Company to execute and deliver this Agreement and all agreements, documents and instruments executed by the Company pursuant hereto, and to consummate the transactions contemplated hereby and thereby, including, without limitation: (A) the adoption of the Articles of Incorporation and Bylaws; (B) the issuance of the Convertible Preferred Shares; (C) upon conversion of the Convertible Preferred Shares, the issuance of the Common Conversion Shares; and (iii) the effectiveness, and setting forth a copy of, the Articles of Incorporation;

            (i) An opinion of Katten Muchin Zavis Rosenman, dated as of the Closing Date, substantially in the form attached hereto as Exhibit L;

            (j) Stock certificates evidencing the Convertible Preferred Shares acquired from the Company hereunder;

            (k) the Note Purchase Agreement and the Convertible Subordinated Notes each executed by the Company in favor of the Lenders, respectively;

            (l) Director Indemnification Agreements executed by the Company in favor of Michael C. Child, Jameson J. McJunkin, Leonard Foxman, and Theodore Foxman, substantially in the form attached hereto as Exhibit M; and

            (m) Such other supporting documents and certificates as the Investors may reasonably request or as may be required pursuant to this Agreement including, but not limited to:

                  (i) evidence of the full release of that certain lien on all of the assets of the Company held by American National Bank and Trust Company of Chicago ("ANB");

                  (ii) evidence of the termination of those certain Incentive Bonus/Stock Option/Restriction/Non-Compete Agreements by and among the Company, Leonard Foxman and Jack Weimer or Steve Dollens, as applicable;

                  (iii) evidence of the amendment of that certain assignment agreement between the Company and Eagle Test Systems, YH;

                  (iv) evidence of the consent to the transactions contemplated hereby of ANB, the landlord with respect to the property located at 5020 South Ash Avenue, Tempe, AZ and the landlord with respect to the property located at 620 Butterfield Road, Mundelein, Illinois; and

                  (v) evidence of the termination of that certain Service Agreement between the Company and Pacific Support Group Partners.

      4.5 CLOSING DELIVERIES BY THE INVESTORS TO THE COMPANY. At the Closing, the Investors shall deliver, or shall have caused to be delivered, to the Company, the following:

            (a) A wire transfer of immediately available funds by the Investors to the Company in respect of the purchase price for the Convertible Preferred Shares in the aggregate amount of $65,000,000;

            (b) The Stockholders' Agreement executed by each of the Investors;

            (c) The Registration Rights Agreement executed by each of the Investors; and

            (d) Such other supporting documents and certificates as the Company may reasonably request and as may be required pursuant to this Agreement.

      4.6 CLOSING DELIVERIES BY THE STOCKHOLDERS TO THE COMPANY. At the Closing, the Stockholders shall deliver, or shall have caused to be delivered, to the Company, the stock certificates evidencing the shares of Common Stock being redeemed by the Company in the Redemption duly endorsed in blank or accompanied by stock powers duly executed in blank.

      4.7 ALL PROCEEDINGS SATISFACTORY. All corporate and other proceedings of the Company taken prior to or at the Closing in connection with the transactions contemplated by this Agreement, and all documents and evidences incident thereto, shall be reasonably satisfactory in form and substance to the Investors.

      4.8 NO LITIGATION. No action or proceeding by or before any court, administrative body or governmental agency shall have been instituted or threatened which seeks to enjoin, restrain or prohibit, or might result in damages in respect of, this Agreement or consummation of the transactions contemplated by this Agreement. No law or regulation shall be in effect and no court order shall have been entered in any action or proceeding instituted by any party that enjoins, restrains or prohibits this Agreement or the complete consummation of the transactions contemplated in this Agreement.

      4.9 NO VIOLATION OR INJUNCTION. The consummation of the transactions contemplated by this Agreement shall not be in violation of any law or regulation, and shall not be subject to any injunction, stay or restraining order.

SECTION 5. SURVIVAL OF REPRESENTATIONS AND WARRANTIES; TRANSACTION RELATED INDEMNIFICATION

      5.1 SURVIVAL OF REPRESENTATIONS, WARRANTIES AND COVENANTS.

            (a) All representations, warranties, covenants, and agreements of the Company, the Stockholders and the Investors made in this Agreement, in the Disclosure Schedule delivered to the Investors and all agreements, documents and instruments executed and delivered in connection herewith (i) are material, shall be deemed to have been relied upon by the party or parties to whom they are made, and shall survive the Closing regardless of any investigation on the part of such party or its representatives, with all parties hereto reserving their respective rights hereunder and (ii) shall bind the parties' successors and assigns (including, without limitation, any successor to the Company by way of acquisition, merger or otherwise), whether so expressed or not, and, except as otherwise provided in this Agreement, all such representations, warranties, covenants and agreements shall inure to the benefit of the parties (subject to Section 6.11 below) and their respective successors and assigns and to their transferees of Securities, whether so expressed or not.

            (b) The representations and warranties contained in Section 2 hereof shall expire and terminate and be of no further force and effect after the date which is sixty (60) days following the Investors' receipt of the Company's audited financial statements as of and for the fiscal year ending September 30, 2004, except that any written claim for breach thereof made prior to such expiration date and delivered to the party against whom such indemnification is sought shall survive thereafter and, as to any such claim, such applicable expiration will not effect the rights to indemnification of the party making such claim; provided, however, that any such written claim by the Investors with respect to a breach of the representations and warranties of the Stockholders or the Company may (i) with respect to a breach of the representations or warranties contained in Section 2.1, Section 2.2, Section 2.4 or with respect to fraud or intentional misrepresentation by the Company or the Stockholders, be given at any time and (ii) with respect to a breach of the representations or warranties contained in Section 2.12 and Section 2.20 and the items set forth in Sections 5.2(a)(ii)-(iv) be given at any time prior to the expiration of the applicable statute of limitations.

      5.2 TRANSACTION RELATED INDEMNIFICATION.

            (a) Each of the Stockholders acknowledges and agrees that the Investors have relied on the representations, warranties, covenants and other agreements of the Stockholders and the Company contained herein in connection with their acquisition of the Convertible Preferred Stock and willingness to provide the Company with the proceeds required to consummate the Redemption. Accordingly, the Stockholders severally and not jointly, on his, her or its own behalf and on behalf of his, her or its successors, executors, administrators, estate, heirs and assigns (collectively, for the purposes of this Section 5.2, the "STOCKHOLDER PARTIES", and each individually, a "STOCKHOLDER PARTY") (or, at the sole option of the Investors with respect to any matter subject to indemnification under this Section 5.2, the Company) agree (on a pro-rata basis based on the relative proceeds received by each such Stockholder in the Redemption), to defend, indemnify and hold the Investors, their respective affiliates and direct and indirect partners

(including partners of partners and stockholders and members of partners), members, stockholders, directors, officers, employees and agents and each person who controls any of them within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act, (collectively, the "INVESTOR PARTIES" and, individually, an "INVESTOR PARTY") harmless from and against any and all damages, liabilities, losses, claims, diminution in value, obligations, liens, assessments, judgments, Taxes, fines, penalties, reasonable costs and expenses (including, without limitation, reasonable fees of a single counsel representing the Investor Parties), as the same are incurred, of any kind or nature whatsoever (whether or not arising out of third-party claims and including all amounts paid in investigation, defense or settlement of the foregoing and consequential damages) ("LOSSES") that may be sustained or suffered by any such Investor Party based upon, arising out of, or by reason of (i) any breach of any representation or warranty made by the Company or such Stockholders, as applicable, in Section 2 of this Agreement; (ii) the generation, transport, use, handling, processing, disposal, storage, release or treatment of the substance 1, 1, 1 trichloroethylene (TCE) ("TCE") at the property located at 1353 Armour Boulevard, Mundelein, Illinois; (iii) any settlement, judgment or other payment by the Company or any of its subsidiaries in excess of $250,000 with respect to the Company's dispute with Schmidt Scientific Pte Ltd. ("Schmidt") in connection with services performed by Schmidt for the Company, or (iv) any trademark infringement claims by White Eagle Systems Technology, Inc. (or its successors or assigns) with respect to the use by the Company of the name "Eagle Test Systems" or a derivative thereof.

            (b) The Investor Parties jointly and severally agree to defend, indemnify and hold the Stockholder Parties harmless from and against any and all Losses that may be sustained or suffered by any such Stockholder Party based upon, arising out of, or by reason of any breach of any representation or warranty made by the Investors in Section 3 of this Agreement.

      5.3 LIMITATIONS ON TRANSACTION RELATED INDEMNIFICATION. Notwithstanding anything in Section 5.2 to the contrary, (a) the Stockholder Indemnifying Parties shall not be obligated to provide indemnification for Losses in respect of claims made by any Investor Party for indemnification under Section 5.2 above unless the total of all Losses in respect of claims made by the Investor Parties for indemnification shall exceed $750,000 (the "DEDUCTIBLE") in the aggregate, whereupon the total amount of such Losses in excess of the Deductible shall be recoverable by the Investor Parties in accordance with the terms hereof, and (b) the maximum amount payable by the Stockholder Parties to all Investor Parties for Losses in respect of claims made by the Investor Parties for indemnification under Section 5.2 shall not exceed $35,000,000; provided, however, that the Investor Parties shall not be subject to any limitation pursuant to this Section
5.3 or otherwise, and shall be entitled to recovery from a Stockholder Party (or, at the sole option of the Investors with respect to any matter subject to indemnification under Section 5.2, from the Company for all Losses) for Losses in connection with (i) fraud or intentional misrepresentation by the Stockholders or the Company, (ii) the breach by the Company or the Stockholders of any of the representations or warranties contained in Section 2.1, Section 2.2, Section 2.4, Section 2.6(c) and (d), Section 2.8, Section 2.12, or Section 2.20; (iii) the generation, transport, use, handling, processing, disposal, storage, release or treatment of TCE at the property located at 1353 Armour Boulevard, Mundelein, Illinois; (iii) any settlement, judgment or other payment by the Company or any of its subsidiaries in excess of $250,000 with respect to the Company's dispute with Schmidt in connection with services performed by

Schmidt for the Company, or (iv) any trademark infringement claims by White Eagle Systems Technology, Inc. (or its successors or assigns) with respect to the use by the Company of the name "Eagle Test Systems" or a derivative thereof.

      5.4 NOTICE; PAYMENT OF LOSSES; DEFENSE OF THIRD-PARTY CLAIMS.

            (a) An Indemnified Party (as defined below) shall give written notice of a claim for indemnification under Section 5.2 to an Indemnifying Party (as defined below) promptly after receipt of any written claim by any third party and in any event not later than twenty (20) business days after receipt of any such written claim (or not later than ten (10) business days after the receipt of any such written claim in the event such written claim is in the form of a formal complaint filed with a court of competent jurisdiction and served on the Indemnified Party), specifying in reasonable detail the amount, nature and source of the claim, and including therewith copies of any notices or other documents received from third parties with respect to such claim; provided, however, that failure to give such notice shall not limit the right of an Indemnified Party to recover indemnity or reimbursement except to the extent that the Indemnifying Party suffers any material prejudice or material harm with respect to such claim as a result of such failure. The Indemnified Party shall also provide the Indemnifying Party with such further information concerning any such claims as the Indemnifying Party may reasonably request by written notice.

            (b) Within five (5) business days after receiving notice of a claim for indemnification or reimbursement, the Indemnifying Party shall, by written notice to the Indemnified Party, either (i) concede or deny liability for the claim in whole or in part, or (ii) in the case of a claim asserted by a third party, advise that the matters set forth in the notice are, or will be, subject to contest or legal proceedings not yet finally resolved. If the Indemnifying Party concedes liability in whole or in part, it shall, within twenty (20) business days of such concession, pay the amount of the claim to the Indemnified Party to the extent of the liability conceded. Any such payment shall be made in immediately available funds equal to the amount of such claim so payable. If the Indemnifying Party denies liability in whole or in part or advises that the matters set forth in the notice are, or will be, subject to contest or legal proceedings not yet finally resolved, then the Indemnifying Party shall make no payment (except for the amount of any conceded liability payable as set forth above) until the matter is resolved in accordance with this Agreement.

            (c) In the case of any third party claim, if within five (5) business days after receiving the notice described in the preceding paragraph
(a), the Indemnifying Party gives written notice to the Indemnified Party stating that the Indemnifying Party would be liable under the provisions hereof for indemnity in the amount of such claim if such claim were valid and that the Indemnifying Party disputes and intends to defend against such claim, liability or expense at the Indemnifying Party's own cost and expense, then counsel for the defense shall be selected by the Indemnifying Party (subject to the consent of such Indemnified Party which consent shall not be unreasonably withheld) and such Indemnifying Party shall not be required to make any payment to the Indemnified Party with respect to such claim, liability or expense as long as the Indemnifying Party is conducting a good faith and diligent defense at its own expense; provided, however, that the assumption of defense of any such matters by the Indemnifying Party shall relate solely to the claim, liability or expense that is subject or potentially subject to indemnification. If the Indemnifying Party assumes such defense in accordance with the preceding sentence, it shall have the right, with the consent of such Indemnified Party, which consent shall not be unreasonably withheld, to settle all indemnifiable matters related to claims by third parties which are susceptible to being settled provided the Indemnifying Party's obligation to indemnify such Indemnified Party therefor will be fully satisfied only by payment of money by the Indemnifying Party pursuant to a settlement which includes a complete release of such Indemnified Party. The Indemnifying Party shall keep such Indemnified Party apprised of the status of the claim, liability or expense and any resulting suit, proceeding or enforcement action, shall furnish such Indemnified Party with all documents and information that such Indemnified Party shall reasonably request and shall consult with such Indemnified Party prior to acting on major matters, including settlement discussions. Notwithstanding anything herein stated, such Indemnified Party shall at all times have the right to fully participate in such defense at its own expense directly or through counsel; provided, however, if the named parties to the action or proceeding include both the Indemnifying Party and the Indemnified Party and representation of both parties by the same counsel would be inappropriate under applicable standards of professional conduct, the reasonable expense of separate counsel for such Indemnified Party shall be paid by the Indemnifying Party provided that such Indemnifying Party shall be obligated to pay for only one counsel for the Indemnified Party in any jurisdiction. If no such notice of intent to dispute and defend is given by the Indemnifying Party, or if such diligent good faith defense is not being or ceases to be conducted, such Indemnified Party may undertake the defense of (with counsel selected by such Indemnified Party), and shall have the right to compromise or settle, such claim, liability or expense (exercising reasonable business judgment) with the consent of the Indemnifying Party, which consent shall not be unreasonably withheld. If such claim, liability or expense is one that by its nature cannot be defended solely by the Indemnifying Party, then such Indemnified Party shall make available all information and assistance that the Indemnifying Party may reasonably request and shall cooperate with the Indemnifying Party in such defense.

            For purposes of this Section 5.4 "Indemnifying Party" shall refer to the Stockholder Party for indemnification under Section 5.1(a) and the Investor Party for indemnification under Section 5.2(b). "Indemnified Party" shall refer to the Investor Party for indemnification under Section 5.2(a) and the Stockholder Party for indemnification under Section 5.2(b).

      5.5 LIMITATION ON CONTRIBUTION AND CERTAIN OTHER RIGHTS. The Company and the Stockholders hereby agree that if, following the Closing, any claim is made by any Stockholder, or otherwise becomes due from any Stockholder, pursuant to
Section 5.2 in respect of any Losses (a "LOSS PAYMENT"), such Stockholders shall have no rights against the Company, or any director, officer or employee thereof (in their capacity as such), whether by reason of contribution, indemnification, subrogation or otherwise, in respect of any such Loss Payment, and shall not take any action against the Company or any such person with respect thereto; provided, however, that the foregoing limitation shall not apply to any claim against the Company's directors, officers or employees for fraud.

SECTION 6. GENERAL

      6.1 WAIVERS AND CONSENTS; AMENDMENTS.

            (a) For the purposes of this Agreement and all agreements, documents and instruments executed pursuant hereto, no course of dealing between or among any of the parties hereto and no delay on the part of any party hereto in exercising any rights hereunder or thereunder shall operate as a waiver of the rights hereof and thereof. No covenant or provision hereof may be waived otherwise than by a written instrument signed by the party or parties so waiving such covenant or other provision as contemplated herein.

            (b) No amendment to this Agreement may be made without the written consent of the Company and holders of a majority in interest of the outstanding Securities (a "MAJORITY INTEREST"); provided that no amendment may be made to Sections 1.3, 2, 4.6, or 5 hereof or this Section 6.1(b) without the written consent of the holders of a majority in interest of the outstanding Common Stock held by the Stockholders; and provided further that no amendment that by its terms disproportionately and adversely affects any party hereto to may be made without the written consent of that party.

            (c) Any actions required to be taken with respect to consents, approvals or waivers required or contemplated to be given by the Investors hereunder shall require a vote of Investors holding a Majority Interest, and any such action by such Majority Interest shall bind all of the Investors.

      6.2 LEGEND ON SECURITIES. The Company and the Investors acknowledge and agree that the following legend shall be typed on each certificate evidencing any of the securities issued hereunder held at any time by the Investors:

      THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 (THE "ACT"), OR ANY STATE SECURITIES OR BLUE SKY LAWS AND MAY NOT BE OFFERED, SOLD, TRANSFERRED, HYPOTHECATED OR OTHERWISE ASSIGNED EXCEPT
(1) PURSUANT TO A REGISTRATION STATEMENT WITH RESPECT TO SUCH SECURITIES WHICH IS EFFECTIVE UNDER THE ACT OR (2) PURSUANT TO AN AVAILABLE EXEMPTION FROM REGISTRATION UNDER THE ACT RELATING TO THE DISPOSITION OF SECURITIES AND (3) IN ACCORDANCE WITH APPLICABLE STATE SECURITIES AND BLUE SKY LAWS.

      6.3 GOVERNING LAW. This Agreement shall be deemed to be a contract made under, and shall be construed in accordance with, the laws of Illinois, without giving effect to conflict of laws principles thereof.

      6.4 SECTION HEADINGS; CONSTRUCTION. The descriptive headings in this Agreement have been inserted for convenience only and shall not be deemed to limit or otherwise affect the construction of any provision thereof or hereof. The use in this Agreement of the masculine pronoun in reference to a party hereto shall be deemed to include the feminine or neuter, and vice versa, as the context may require. The parties have participated jointly in the negotiation and drafting of this Agreement and the other agreements, documents and instruments executed and delivered in connection herewith with counsel sophisticated in investment transactions. In the event an ambiguity or question of intent or interpretation arises, this Agreement and the agreements, documents and instruments executed and delivered in connection herewith shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement and the agreements, documents and instruments executed and delivered in connection herewith.

      6.5 COUNTERPARTS. This Agreement may be executed simultaneously in any number of counterparts, each of which when so executed and delivered shall be taken to be an original; but such counterparts shall together constitute but one and the same document.

      6.6 NOTICES AND DEMANDS. Any notice or demand which is required or provided to be given under this Agreement shall be deemed to have been sufficiently given and received for all purposes when delivered in writing by hand, telecopy, telex or other method of facsimile, or five (5) days after being sent by certified or registered mail, postage and charges prepaid, return receipt requested, or two (2) days after being sent by overnight delivery providing receipt of delivery, to the following addresses: if to the Company or the Stockholders, Eagle Test Systems, 620 S. Butterfield Road, Mundelein, IL 60060-4483, Attention: Len Foxman and Ted Foxman, Facsimile: (847) 367-8640, or at any other address designated by the Company, to the Investors and the other parties hereto in writing; if to the Investors, TA Associates, Inc., 125 High Street, Suite 2500, Boston, MA 02110, Attention Michael C. Child and Jameson J. McJunkin, Facsimile: (617) 574-6728, or at any other address designated by the Investors to the Company in writing.

      6.7 DISPUTE RESOLUTION

            (a) All disputes, claims, or controversies arising out of or relating to (i) this Agreement, the Stockholders' Agreement, the Registration Rights Agreement, or any other agreement executed and delivered pursuant to this Agreement or the negotiation, breach, validity or performance hereof and thereof or the transactions contemplated hereby and thereby, (ii) the rights of the Investors and their successors and the obligations of the Company set forth in the Articles of Incorporation or (iii) the Investors' ongoing investment in the Company, that are not resolved by mutual agreement shall be resolved solely and exclusively by binding arbitration to be conducted before J.A.M.S./Endispute, Inc. in Chicago, Illinois before a single arbitrator (the "ARBITRATOR"). The parties understand and agree that this arbitration shall apply equally to claims of fraud or fraud in the inducement.

            (b) The parties covenant and agree that the arbitration shall commence within one hundred and eighty (180) days of the date on which a written demand for arbitration is filed by any party hereto (the "FILING DATE"). In connection with the arbitration proceeding, the Arbitrator shall have the power to order the production of documents by each party and any third-party witnesses. In addition, each party may take up to three depositions as of right, and the Arbitrator may in his or her discretion allow additional depositions upon good cause shown by the moving party. However, the Arbitrator shall not have the power to order the answering of interrogatories or the response to requests for admission. In connection with any arbitration, each party shall provide to the other, no later than seven (7) business days before the date of the arbitration, the identity of all persons that may testify at the arbitration and a copy of all documents that may be introduced at the arbitration or considered or used by a party's witnesses or experts. The Arbitrator's decision and award shall be made and delivered within two hundred and forty (240) days of the Filing Date. The Arbitrator's decision shall set forth a reasoned basis for any award of damages or finding of liability. The Arbitrator shall not have power to award damages in excess of actual compensatory damages and shall not multiply actual damages or award punitive damages or any other damages that are specifically excluded under this Agreement, and each party hereby irrevocably waives any claim to such damages.

            (c) The parties covenant and agree that they will participate in the arbitration in good faith and that they will, except as provided in Section 5.2 of this Agreement, (i) bear their own attorneys' fees, costs and expenses in connection with the arbitration, and (ii) share equally in the fees and expenses charged by the Arbitrator. Any party unsuccessfully refusing to comply with an order of the Arbitrators shall be liable for costs and expenses, including attorneys' fees, incurred by the other party in enforcing the award. This
Section 6.7 applies equally to requests for temporary, preliminary or permanent injunctive relief, except that in the case of temporary or preliminary injunctive relief any party may proceed in court without prior arbitration for the purpose of avoiding immediate and irreparable harm or to enforce its rights under any non-competition covenants.

      6.8 CONSENT TO JURISDICTION. Except as provided in Section 6.7(c) and 6.9, each of the parties hereto irrevocably and unconditionally consents to the jurisdiction of J.A.M.S./Endispute, Inc. to resolve all disputes, claims or controversies arising out of or relating to (i) this Agreement, the Stockholders' Agreement, the Registration Rights Agreement or any other agreement executed and delivered pursuant to this Agreement or the negotiation, breach, validity or performance hereof and thereof or the transactions contemplated hereby and thereby, (ii) the rights of the Investors and their successors and the obligations of the Company set forth in the Articles of Incorporation or (iii) the Investors' ongoing investment in the Company, and further consents to the sole and exclusive jurisdiction of the courts of Illinois and California for the purposes of enforcing the arbitration provisions of Section 6.7 of this Agreement. Each party further irrevocably waives any objection to proceeding before the Arbitrator based upon lack of personal jurisdiction or to the laying of venue and further irrevocably and unconditionally waives and agrees not to make a claim in any court that arbitration before the Arbitrator has been brought in an inconvenient forum. Each of the parties hereto hereby consents to service of process by registered mail at the address to which notices are to be given. Each of the parties hereto agrees that its or his submission to jurisdiction and its or his consent to service of process by mail is made for the express benefit of the other parties hereto.

      6.9 REMEDIES; SEVERABILITY. Notwithstanding Sections 6.7 and 6.8 above, it is specifically understood and agreed that any breach of the provisions of this Agreement, the Stockholders' Agreement, the Registration Rights Agreement, or any other agreement executed and delivered pursuant to this Agreement, or of the provisions of the Articles of Incorporation, by any person subject hereto will result in irreparable injury to the other parties hereto, that the remedy at law alone will be an inadequate remedy for such breach, and that, in addition to any other remedies which they may have, such other parties may enforce their respective rights by actions for specific performance (to the extent permitted by law). Whenever possible, each provision of this Agreement shall be interpreted in such a manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be deemed prohibited or invalid under such applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, and such prohibition or invalidity shall not invalidate the remainder of such provision or the other provisions of this Agreement.

      6.10 INTEGRATION. This Agreement, including the exhibits, documents and instruments referred to herein or therein constitute the entire agreement, and supersede all other prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof and thereof, including, without limitation, the provisions of the letter of intent between the parties hereto in respect of the transactions contemplated herein, which provisions of the letter of intent shall be completely superseded by the representations, warranties, covenants and agreements of the Company contained herein.

      6.11 ASSIGNABILITY; BINDING AGREEMENT. Each Investor may assign any or all of its rights hereunder to any transferee of its shares. This Agreement may not otherwise be assigned by any party hereto without the prior written consent of each other party hereto. This Agreement (including, without limitation, the provisions of Section 5) shall be binding upon and enforceable by, and shall inure to the benefit of, the parties hereto and their respective successors, heirs, executors, administrators and permitted assigns, and no others. Notwithstanding the foregoing and except as provided in Section 5.3 hereof, nothing in this Agreement is intended to give any Person not named herein the benefit of any legal or equitable right, remedy or claim under this Agreement, except as expressly provided herein.

      6.12 RELEASE.

            (a) For and in consideration of the amount to be paid to each Stockholder under this Agreement, and the additional covenants and promises set forth in this Agreement, each Stockholder, on behalf of itself and its assigns, heirs, beneficiaries, creditors, representatives, agents and affiliates (the "Releasing Parties"), hereby fully, finally and irrevocably releases, acquits and forever discharges the Company, and each of the Investors, and the officers, directors, partners, general partners, limited partners, managing directors, members, stockholders, trustees, shareholders, representatives, employees, principals, agents, Affiliates, parents, subsidiaries, joint ventures, predecessors, successors, assigns, beneficiaries, heirs, executors, personal or legal representatives, insurers and attorneys of any of them, including without limitation Michael C. Child and Jameson J. McJunkin (collectively, the "Released Parties") from any and all commitments, actions, debts, claims, counterclaims, suits, causes of action, damages, demands, liabilities, obligations, costs, expenses, and compensation of every kind and nature whatsoever, at law or in equity, whether known or unknown, contingent or otherwise, that such Releasing Parties, or any of them, had, has, or may have had at any time in the past until and including the date of this Agreement based on events or occurrences through the date of this Agreement against the Released Parties, or any of them, including but not limited to any claims that relate to or arise out of such Releasing Party's prior relationship with the Company or its rights or status as a shareholder, officer or director of the Company (collectively, for the purposes of this Section 6.12, "Causes of Action"). In executing this Agreement, each Stockholder acknowledges that it has been informed that the Company and/or its Subsidiaries may from time to time enter into agreements for additional types of financing, including without limitation recapitalizations, mergers and initial public offerings of capital stock of the Company and/or its Subsidiaries, and also may pursue acquisitions or enter into agreements for the sale of the Company and/or its Subsidiaries or all or a portion of the Company's or its Subsidiaries' assets, which may result in or reflect an increase in equity value or enterprise value.

            (b) Each Stockholder hereby represents to the Released Parties that such Stockholder (i) has not assigned any Causes of Action or possible Causes of Action against any Released Party, (ii) fully intends to release all Causes of Action against the Released Parties including, without limitation, unknown and contingent Causes of Action (other than those specifically reserved above), and
(iii) has consulted with counsel with respect to the execution and delivery of this general release and has been fully apprised of the consequences hereof. Furthermore, each Stockholder further agrees not to institute any litigation, lawsuit, claim or action against any Released Party with respect to the released Causes of Action.

            (c) Each Stockholder hereby represents and warrants that it has access to adequate information regarding the terms of this Agreement, the scope and effect of the releases set forth herein, and all other matters encompassed by this Agreement to make an informed and knowledgeable decision with regard to entering into this Agreement. The Stockholder further represents and warrants that it has not relied upon the Company, the Investors or the Released Parties in deciding to enter into this Agreement and has instead made its own independent analysis and decision to enter into this Agreement.

      6.13 CONFIDENTIALITY. Notwithstanding anything herein or any other express or implied agreement, arrangement or understanding to the contrary, the parties acknowledge and agree that (i) any obligations of confidentiality contained herein and therein do not apply and have not applied from the commencement of discussions between the parties to the tax treatment and tax structure of the transactions contemplated by this Agreement (and any related transactions or agreements) and (ii) each party to this Agreement (and each of its employees, representatives or other agents) may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the transactions contemplated by this Agreement and all materials of any kind (including opinions or other tax analyses) that are provided to it relating to such tax treatment and tax structure. This authorization to disclose the tax treatment and tax structure is limited to the extent that confidentiality is required to comply with any applicable securities laws.

      6.14 EXPENSES. The Company and the Stockholders shall each be responsible for fifty percent (50%) of all (i) broker and banker fees incurred by the Stockholders and the Company in connection with transactions contemplated by this Agreement and (ii) the reasonable costs and expenses (including, but not limited to, accounting and legal fees and disbursements and other out of pocket expenses) incurred by the Investors, the Stockholders and the Company in connection with the preparation, negotiation, execution and delivery of this Agreement, all other transaction documents contemplated hereby, and the transactions contemplated hereby and thereby.

      6.15 CERTAIN DEFINITIONS. For purposes of this Agreement, the term:

            (a) "AFFILIATE" of a Person shall mean (i) with respect to a Person, any member of such Person's family (including any child, step-child, parent, step-parent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in-law); (ii) with respect to an entity, any officer, director, stockholder, partner or investor in such entity or of or in any affiliate of such entity; and (iii) with respect to a Person or entity, any Person or entity which directly or indirectly controls, is controlled by, or is under common control with such Person or entity;

            (b) "CONTROL" (including the terms "controlled by" and "under common control with") means the possession, directly or indirectly, or as trustee or executor, of the power to direct or cause the direction of the management policies of a Person, whether through the ownership of stock, as trustee or executor, by contract or credit arrangement or otherwise;

            (c) "PERSON" means an individual, corporation, partnership, association, trust, any unincorporated organization or any other entity; and

            (d) "SUBSIDIARY" of a Person means any corporation more than fifty (50%) percent of whose outstanding voting securities, or any partnership, limited liability company joint venture or other entity more than fifty percent (50%) of whose total equity interest, is directly or indirectly owned by such Person.

                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

      IN WITNESS WHEREOF, the parties have executed this Agreement or have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

                                               THE COMPANY:

                                               EAGLE TEST SYSTEMS, INC.

                                               By: /s/ Leonard Foxman
                                                  ------------------------------
                                               Name: Leonard Foxman
                                               Title: President

                                               LEONARD FOXMAN

                                               By: /s/ Leonard Foxman
                                                  ------------------------------
                                               Leonard Foxman

                                               FOXMAN FAMILY, LLC

                                               By: /s/ Leonard Foxman
                                                  ------------------------------
                                                  Leonard Foxman

                                               Its: Manager

                                               EAGLE TEST SYSTEMS, INC.
                                               EMPLOYEE STOCK OWNERSHIP PLAN

                                               By: /s/ Leonard Foxman
                                                  ------------------------------
                                                  Leonard Foxman, not in his
                                                  individual capacity or in his
                                                  capacity as shareholder,
                                                  director or officer of the
                                                  Corporation, but solely as
                                                  trustee of the Eagle Test
                                                  Systems Employee Stock
                                                  Ownership Plan

                                               JACK WEIMER

                                               By: /s/ Jack Weimer
                                                  ------------------------------
                                                   Jack Weimer

                                               STEVE DOLLENS

                                               By: /s/ Steve Dollens
                                                  ------------------------------
                                                   Steve Dollens

                                       INVESTORS:

                                       TA IX L.P.
                                       By: TA Associates IX LLC, its General
                                           Partner
                                       By: TA Associates, Inc., its Manager

                                       By: /s/ Michael C. Child
                                          --------------------------------------
                                       Name: Michael C. Child
                                       Its: Managing Director

                                       TA/ATLANTIC AND PACIFIC IV L.P.
                                       By: TA Associates AP IV L.P., its General
                                           Partner
                                       By: TA Associates, Inc., its General
                                           Partner

                                       By: /s/ Michael C. Child
                                          --------------------------------------
                                       Name: Michael C. Child
                                       Its:  Managing Director

                                       TA STRATEGIC PARTNERS FUND A L.P.
                                       By: TA Associates SPF L.P., its General
                                           Partner
                                       By: TA Associates, Inc., its General
                                           Partner

                                       By: /s/ Michael C. Child
                                          --------------------------------------
                                       Name: Michael C. Child
                                       Its:  Managing Director


                  [Signature Page to Stock Purchase Agreement]

                                       TA STRATEGIC PARTNERS FUND B L.P.
                                       By: TA Associates SPF L.P., its General
                                           Partner
                                       By: TA Associates, Inc., its General
                                           Partner

                                       By: /s/ Michael C. Child
                                          --------------------------------------
                                       Name: Michael C. Child
                                       Its:  Managing Director

                                       TA INVESTORS LLC
                                       By: TA Associates, Inc., its Manager

                                       By: /s/ Michael C. Child
                                          --------------------------------------
                                       Name: Michael C. Child
                                       Its:  Managing Director



                  [Signature Page to Stock Purchase Agreement]

                 EXHIBIT A-1 -- SCHEDULE OF FOXMAN STOCKHOLDERS







                                                      SHARES OF COMMON
     NAME                                                  STOCK

Leonard Foxman                                           2,928.864

Foxman Family, LLC                                       1,847.000



                  EXHIBIT A-2 -- SCHEDULE OF OTHER STOCKHOLDERS




                                                      SHARES OF COMMON
                                                            STOCK
     NAME

Eagle Test Systems, Inc.                                   890.204
Employee Stock Ownership
Plan


Jack Weimer                                                 81.758


Steve Dollens                                                8.174


                       EXHIBIT B -- SCHEDULE OF INVESTORS




                                                                                      SHARES OF SERIES A CONVERTIBLE
                  NAME                               INVESTMENT AMOUNT                          PREFERRED STOCK

TA IX L.P.                                             $48,999,999.71                            2,590.290



TA/Atlantic and Pacific IV L.P.                        $13,836,996.54                             731.466



TA Strategic Partners Fund A L.P.                      $1,003,006.61                               53.022



TA Strategic Partners Fund B L.P.                       $179,993.36                                9.515



TA Investors LLC                                        $980,003.78                                51.806



           EXHIBIT C -- AMENDED AND RESTATED ARTICLES OF INCORPORATION


                              AMENDED AND RESTATED
                            ARTICLES OF INCORPORATION
                                       OF
                            EAGLE TEST SYSTEMS, INC.


                 Originally incorporated on September 16, 1976.


         Eagle Test Systems, Inc. (the "Corporation"), a corporation originally incorporated on September 16, 1976 under the name of Systems Sales, Inc. (the Corporation filed Articles of Amendment on September 19, 1980 changing the name to Eagle Test Systems, Inc.) and organized and existing under, and by virtue of, the Business Corporation Act of 1983 of the State of Illinois, as amended (the "IBCA"), does hereby certify that these Amended and Restated Articles of Incorporation of the Corporation (the "Articles of Incorporation") set forth below have been duly adopted in accordance with Section 10.20 of the IBCA.

                                   ARTICLE I

                                   (RESTATED)


         The name of the Corporation is Eagle Test Systems, Inc.

                                   ARTICLE II

                                   (RESTATED)


         The address of the Corporation's registered office is 620 South Butterfield Road, Mundelein, Illinois 60060. The name of the Corporation's registered agent is Leonard Foxman.

                                  ARTICLE III

                                    (AMENDED)


         The nature of the business to be conducted or promoted by the Corporation is to engage in any lawful act or activity for which, corporations may be organized under the IBCA.

                                   ARTICLE IV

                                    (AMENDED)


         The Corporation shall have authority to issue 14,874 shares of capital stock, consisting of (i) 8,000 shares of Common Stock, no par value ("Common Stock"), and (ii) 6,874 shares of

Preferred Stock, par value $0.01 per share ("Preferred Stock"). The Preferred Stock may be issued in series from time to time. As of the date of filing this Amended and Restated Articles of Incorporation, the Corporation has 6,000 shares of Common Stock with a paid in capital of $6,000.


         The designations and the powers, preferences and relative, participating, optional or other rights of the capital stock and the qualifications, limitations or restrictions thereof are as follows:

                    A. SERIES A CONVERTIBLE PREFERRED STOCK

         1. Designation. A total of 3,437 shares of the Corporation's Preferred Stock shall be designated as a series known as Series A Convertible Preferred Stock (the "Series A Preferred Stock").

         2. Voting.



            (a) Election of Directors. The holders of outstanding shares of Series A Preferred Stock shall, voting together as a separate class, be entitled to elect three (3) Directors of the Corporation (the "Series A Directors"). Such Directors shall be elected by a plurality vote with the elected candidates receiving the greatest number of affirmative votes (with each holder of Series A Preferred Stock entitled to cast one vote for a candidate for the directorships reserved for the holders of Series A Preferred Stock with respect to each share of Series A Preferred Stock held by such holder) of the outstanding shares of Series A Preferred Stock, with votes withheld having no legal effect. The holders of outstanding shares of Series A Preferred Stock shall, voting together as a separate class, be entitled to remove any of the Series A Directors, with or without cause. The election and removal of such Directors shall occur (i) at the annual meeting of holders of capital stock, (ii) at any special meeting of holders of capital stock, (iii) at any special meeting of holders of Series A Preferred Stock called by holders of a majority of the outstanding shares of Series A Preferred Stock or (iv) by the written consent of holders of the outstanding shares of Series A Preferred Stock entitled to vote for such Directors in the manner and on the basis specified above. If at any time when any share of Series A Preferred Stock is outstanding any such Director ceases to be a Director for any reason, the vacancy shall only be filled by the vote or written consent of the holders of a majority of the outstanding shares of Series A Preferred Stock, voting together as a separate class, in the manner and on the basis specified above or as otherwise provided by law. The holders of outstanding shares of Series A Preferred Stock shall also be entitled to vote in the election of all other Directors of the Corporation together with holders of all other shares of the Corporation's outstanding capital stock entitled to vote thereon, voting as a single class, with each outstanding share of Series A Preferred Stock entitled to the number of votes specified in Section A.2(b). The holders of outstanding shares of Series A Preferred Stock may, in their discretion, determine not to elect one or more Directors as provided herein from time to time, and during any such period the Board of Directors nonetheless shall be deemed duly constituted.


            (b) Voting Generally. Each outstanding share of Series A Preferred Stock shall be entitled to a number of votes equal to the number of shares of Common Stock into which such share of Series A Preferred Stock is then convertible pursuant to Section A.6 hereof as of the record date for the vote or written consent of shareholders, as applicable. Each holder of outstanding shares of Series A Preferred Stock shall be entitled to notice of any shareholders meeting in accordance with the by-laws of the Corporation and shall vote with holders of the Common Stock, voting together as single class, upon all matters submitted to a vote of shareholders, except those matters required to be submitted to a class or series vote pursuant to the terms hereof (including Sections A.2(a) and A.8) or by law. In all matters requiring the vote of the holders of Series A Preferred Stock, including the elections for directors, every holder of Series A Preferred Stock shall have the right to vote the number of shares owned by such shareholder (calculated pursuant to the first sentence of this paragraph) for as many persons as there are directors to be elected and shall not have the right to cumulate such votes.

         3. Dividends. The holders of shares of Series A Preferred Stock shall be entitled to receive out of funds legally available therefor, dividends at such times and in such amounts as to be received by holders of outstanding shares of Common Stock, pro rata based on the number of shares of Common Stock held by each, determined on an as-if-converted basis (assuming full conversion of all such Series A Preferred Stock). Such dividends shall not be cumulative.

         4. Liquidation Events.


            (a) Series A Liquidation Preference. Upon any liquidation, dissolution or winding up of the Corporation and its subsidiaries, whether voluntary or involuntary (a "Liquidation Event"), each holder of outstanding shares of Series A Preferred Stock shall be entitled to be paid in cash, before any amount is paid or distributed to the holders of the Common Stock or any other capital stock ranking on liquidation junior to the Series A Preferred Stock (the Common Stock and such other capital stock being referred to, collectively as "Junior Stock"), an amount per share of Series A Preferred Stock equal to $18,916.802 (the "Original Issue Price") (such amount to be adjusted appropriately for stock splits, stock dividends, recapitalizations and the like) plus any accrued or declared but unpaid dividends on such shares of Series A Preferred Stock (the Original Issue Price plus such accrued or declared dividends are referred to herein as the "Series A Preference Amount"). If the amounts available for distribution by the Corporation to holders of Series A Preferred Stock upon a Liquidation Event are not sufficient to pay the aggregate Series A Preference Amount due to such holders, such holders shall share ratably in any distribution in connection with such Liquidation Event in proportion to the full respective preferential amounts to which they are entitled.


         Notwithstanding the preceding paragraph, if upon such Liquidation Event the holders of outstanding shares of Series A Preferred Stock would receive more than the aggregate amount to be received under the preceding paragraph above in the event all of their shares of Series A Preferred Stock were converted into shares of Common Stock and Redeemable Preferred Stock (as defined below) pursuant to the provisions of Section A.6(a) hereof immediately prior to such Liquidation Event and such shares of Common Stock and Redeemable Preferred Stock received a liquidating distribution or distributions from the Corporation, then each holder of outstanding shares of Series A Preferred Stock in connection with such Liquidation Event shall be entitled to be paid in cash, in lieu of the payments described in the preceding paragraph, an amount per share of Series A Preferred Stock equal to such amount as would have been payable in respect of each share of Common Stock and Redeemable Preferred Stock (including any fractions thereof) issuable upon conversion of such share of Series A Preferred Stock had such share of Series A

Preferred Stock been converted to Common Stock and Redeemable Preferred Stock immediately prior to such Liquidation Event pursuant to the provisions of Section A.6 hereof.


         The provisions of this Section A.4 shall not in any way limit the right of the holders of Series A Preferred Stock to elect to convert their shares of Series A Preferred Stock into shares of Common Stock and Redeemable Preferred Stock pursuant to Section A.6 prior to or in connection with any Liquidation Event.

            (b) Remaining Assets. After the payment of all preferential amounts required to be paid to the holders of the Series A Preferred Stock and any other class or series of stock of the Corporation ranking on liquidation on a parity with the Series A Preferred Stock, the remaining assets and funds of the Corporation available for distribution to its shareholders shall be distributed among the holders of shares of Junior Stock then outstanding.

         5. Redemption.


            (a) Redemption Events.


               (i)  Optional Redemption; Redemption Date.


                    (A) At any time on or after the sixth (6th) anniversary of the Filing Date (as defined below), the holders of not less than a majority of the voting power of the outstanding shares of Series A Preferred Stock (a "Majority Interest") may elect to have redeemed up to fifty percent (50%) of the originally issued and outstanding shares of Series A Preferred Stock held by each holder of Series A Preferred Stock at such time.

                    (B) At any time on or after the seventh (7th) anniversary of the Filing Date, the holders of a Majority Interest may elect to have redeemed up to that percentage of outstanding shares of Series A Preferred Stock that would, when combined with any prior redemptions pursuant to Section A.5(a)(i) above, result in the redemption by the Corporation of up to one hundred percent (100%) of the outstanding shares of Series A Preferred Stock held by each holder of Series A Preferred Stock at such time.

               (ii) Extraordinary Transactions. Upon the election of a Majority Interest to have the Series A Preferred Stock redeemed or otherwise to participate in connection with an Extraordinary Transaction (as defined below), then, as a part of and as a condition to the effectiveness of such Extraordinary Transaction, unless a particular holder of Series A Preferred Stock elects to convert its shares of Series A Preferred Stock into Common Stock and Redeemable Preferred Stock in accordance with the voluntary conversion provisions of Section A.6 prior to the effective date of such Extraordinary Transaction, the Corporation shall either (1) if redemption is elected by such holders, on the effective date of such Extraordinary Transaction, redeem all (but not less than all) of the then outstanding shares of Series A Preferred Stock for an amount equal to the aggregate Series A Preference Amount, such amount to be payable in cash (subject to the provisions of the immediately following paragraph) or, at the election of such holder or holders, in the same form of consideration as is paid to the holders of Common Stock in such Extraordinary Transaction (valued pursuant to Section A.5(b)), and no payment shall be made to the holders of the Common Stock or any other Junior Stock unless such amount is paid in full or (2) if such holder or holders elect to participate in such Extraordinary Transaction (such as a merger) on terms acceptable to them, take such actions as shall be sufficient to facilitate such participation by all (but not less than all) of the then outstanding shares of Series A Preferred Stock (including in the case of a merger executing a merger agreement with an exchange ratio reflecting the provisions hereof) on terms giving effect to such holders' right to receive the aggregate Series A Preference Amount as a preferential amount, in which event such amount shall be paid in cash or, at the election of such Majority Interest, in the same form of consideration as is paid to the holders of Common Stock in such Extraordinary Transaction, in preference to and before any amount is paid or otherwise distributed to the holders of the Common Stock or any other Junior Stock, in which event such preferential amount shall be deemed to have been distributed to the holders of the Series A Preferred Stock as if in a Liquidation Event.


         Notwithstanding the foregoing, if, upon any Extraordinary Transaction in which the holder or holders of not less than a Majority Interest elect to be redeemed or to participate, the holders of the outstanding shares of Series A Preferred Stock would receive more than the aggregate Series A Preference Amount in the event their shares were converted into Common Stock and Redeemable Preferred Stock immediately prior to such Extraordinary Transaction and all of such shares of Common Stock and Redeemable Preferred Stock were purchased or otherwise participated in such Extraordinary Transaction, then each holder of Series A Preferred Stock shall receive from the Corporation or the relevant purchaser, as applicable, upon the election of the holder or holders of not less than a Majority Interest of the outstanding shares of Series A Preferred Stock to redeem or otherwise participate in such Extraordinary Transaction, an amount equal to the per share Redeemable Preference Amount under Section B.4 plus any accumulated but unpaid dividends pursuant to Section B.3 in respect of such share as of the date of such Extraordinary Transaction before any amount is paid or distributed to the holders of the Common Stock or any other Junior Stock, payable in cash, and thereafter (1) shall share with the holders of the Common Stock and any other stock ranking with regard to dividend rights, rights upon a Liquidation Event or an Extraordinary Transaction, or redemption rights junior to the Series A Preferred Stock in the proceeds of such Extraordinary Transaction or (2) if such holder or holders so elect, shall receive an amount equal to the amount per share that would be paid if the shares of Common Stock receivable upon conversion of the Series A Preferred Stock were being acquired in the Extraordinary Transaction at the same price per share as is paid for Common Stock, which excess amount shall be paid in the same form of consideration as is paid to holders of Common Stock, as if each share of Series A Preferred Stock had been converted into the number of shares of Redeemable Preferred Stock and Common Stock issuable upon the conversion of such share of Series A Preferred Stock in accordance with Section A.6 hereof immediately prior to such Extraordinary Transaction.


         The Corporation shall not participate in any Extraordinary Transaction or make or agree to have made any payments to the holders of shares of Common Stock or any other stock ranking junior to the Series A Preferred Stock or any other class or series of capital stock of the Corporation ranking in an Extraordinary Transaction on a parity with the Series A Preferred Stock unless the holders of Series A Preferred shall have received the full preferential amount to which they are entitled hereunder in an Extraordinary Transaction.

         The foregoing election shall be made by such holders giving the Corporation and each other holder of Series A Preferred not less than five (5) days' prior written notice, which notice shall set forth the date for such redemption or participation in an Extraordinary Transaction, as applicable. The provisions of this Section A.5 shall not in any way limit the right of the holders of Series A Preferred Stock to elect to convert their shares into shares of Common Stock and Redeemable Preferred Stock pursuant to Section A.6 prior to or in connection with any Extraordinary Transaction.



         For purposes of these Articles, each transaction described in the following clauses (A) through (E) constitutes an "Extraordinary Transaction":
(A) a merger or consolidation of the Corporation with or into another corporation (with respect to which less than a majority of the outstanding voting power of the surviving or consolidated corporation immediately following such event is held by persons or entities who were shareholders of the Corporation immediately prior to such event); (B) the sale, license or transfer of all or substantially all of the properties and assets of the Corporation or its subsidiaries; (C) any acquisition by any person (or group of affiliated or associated persons) of beneficial ownership of a majority of the equity of the Corporation or any material subsidiary (whether or not newly-issued shares) in a single transaction or a series of related transactions; (D) other than the Redemption (as defined in Section 1.3 of the Stock Purchase Agreement by and among the Corporation, the Stockholders (as defined therein) and the Investors (as defined therein) dated as of September 30, 2003 (the "Stock Purchase Agreement"), the redemption or repurchase of shares representing a majority of the voting power of the outstanding shares of capital stock of the Corporation; or (E) any other change of control of 50% or more of the outstanding voting power of the Corporation.

            (b) Valuation of Distribution Securities. Any securities or other consideration to be delivered to the holders of the Series A Preferred Stock if so elected in connection with a redemption or upon any Extraordinary Transaction in accordance with the terms hereof shall be valued as follows:

                (i) If traded on a nationally recognized securities exchange or inter-dealer quotation system, the value shall be deemed to be the average of the closing prices of the securities on such exchange or system over the 30-day period ending three (3) business days prior to the closing;

                (ii) If traded over-the-counter, the value shall be deemed to be the average of the closing bid prices over the 30-day period ending three (3) business days prior to the closing; and

                (iii) If there is no active public market, the value shall be the fair market value thereof as mutually determined by the Corporation and the holders of not less than a Majority Interest, provided that if the Corporation and the holders of a Majority Interest are unable to reach agreement, then by independent appraisal by a mutually agreed to investment banker, the fees of which shall be paid by the Corporation.

            (c) Notice by Corporation. Not less than fifteen (15) days prior to the occurrence of any Extraordinary Transaction, the Corporation shall furnish each holder of Series A Preferred Stock notice in accordance with Section A.9 hereof, together with a certificate prepared by the chief financial officer of the Corporation describing in detail all material terms of such Extraordinary Transaction, including, without limitation the consideration to be delivered in connection with such Extraordinary Transaction, the valuation of the Corporation at the time of such Extraordinary Transaction and the identities of the parties to the Extraordinary Transaction.

         (d) Redemption Price and Date. Upon the election of the holders of not less than a Majority Interest to cause the Corporation to redeem the Series A Preferred Stock or otherwise to participate in an Extraordinary Transaction pursuant to Section A.5(a)(i) or (ii), all holders of Series A Preferred Stock shall be deemed to have elected to cause the Series A Preferred Stock to be so redeemed or to so participate. The date upon which a redemption or participation in a transaction shall actually occur in accordance with Section A.5(a) shall be referred to as a "Series A Redemption Date." The redemption price for each share of Series A Preferred Stock redeemed or acquired pursuant to this Section A.5 shall be the per share Series A Preference Amount or such greater per share amount as may be payable pursuant to the second paragraph to Section A.5(a)(ii), if applicable (in either case, the "Series A Redemption Price"); provided, however, that if at the Series A Redemption Date shares of Series A Preferred Stock are unable to be redeemed (as contemplated by Section A.5(e)), then holders of Series A Preferred Stock shall also be entitled to interest and dividends pursuant to Sections A.5(f) and (h). The aggregate Series A Redemption Price shall be payable in immediately available funds by certified check or wire transfer to the respective holders of the Series A Preferred Stock on the Series A Redemption Date (subject to Section A.5(e)) except to the extent contemplated by Section A.5(a)(ii). Upon any redemption or purchase of the Series A Preferred Stock as provided herein, holders of fractional shares shall receive proportionate amounts in respect thereof. Until the aggregate Series A Redemption Price has been paid for all shares of Series A Preferred Stock being redeemed or purchased: (A) no dividend whatsoever shall be paid or declared, and no distribution shall be made, on any capital stock of the Corporation; and (B) except as permitted by Section A.8(a), no shares of capital stock of the Corporation (other than the Series A Preferred Stock in accordance with this Section A.5) shall be purchased, redeemed or acquired by the Corporation and no monies shall be paid into or set aside or made available for a sinking fund for the purchase, redemption or acquisition thereof. Notwithstanding anything herein to the contrary, in no event shall the Corporation be required to pay more than $32,500,000 in any single twelve month period pursuant to an optional redemption by the holders of Series A Preferred Stock pursuant to Section A.5(a)(i) above.

         (e) Insufficient Funds. If the funds of the Corporation legally available to redeem shares of Series A Preferred Stock on the Series A Redemption Date are insufficient to redeem the total number of such shares required to be redeemed on such date, the Corporation shall (i) take any action necessary or appropriate, to the extent reasonably within its control, to remove promptly any impediments to its ability to redeem the total number of shares of Series A Preferred Stock required to be so redeemed, including (A) to the extent permissible under applicable law, reducing the paid in capital of the Corporation and (B) incurring any indebtedness necessary to make such redemption, and (ii) in any event, use any funds legally available to redeem the maximum possible number of such shares from the holders of such shares to be redeemed in proportion to the respective number of such shares that otherwise would have been redeemed if all such shares had been redeemed in full. At any time thereafter when additional funds of the Corporation are legally available to redeem such shares of Series A

Preferred Stock, the Corporation shall immediately use such funds to redeem the balance of the shares that the Corporation becomes obligated to redeem on the Series A Redemption Date (but that it has not yet redeemed) at the Series A Redemption Price.

            (f) Interest. If any shares of Series A Preferred Stock are not redeemed on the Series A Redemption Date for any reason, all such unredeemed shares shall remain outstanding and entitled to all the rights and preferences provided herein, and the Corporation shall pay interest on the Series A Redemption Price and any dividend accruing after the Series A Redemption applicable to such unredeemed shares at an aggregate per annum rate equal to twelve percent (12%) (increased by 1% at the end of each three (3) month period thereafter until the Series A Redemption Price, and any interest thereon, is paid in full), with such interest to accrue daily in arrears and to be compounded quarterly; provided that in no event shall such interest exceed the maximum permitted rate of interest under applicable law, provided that the Corporation shall make all filings necessary to raise such rate to the maximum permitted rate of interest under applicable law (the "Maximum Permitted Rate"). In the event that fulfillment of any provision hereof results in such rate of interest being in excess of the Maximum Permitted Rate, the amount of interest required to be paid hereunder shall automatically be reduced to eliminate such excess.

            (g) Dividend After Redemption Date. In the event that shares of Series A Preferred Stock required to be redeemed are not redeemed and continue to be outstanding, such shares shall continue to be entitled to dividends thereon as provided in Section A.3 until the date on which the Corporation actually redeems such shares.

            (h) Surrender of Certificates. Each holder of shares of Series A Preferred Stock to be redeemed shall surrender the certificate or certificates representing such shares to the Corporation, duly assigned or endorsed for transfer to the Corporation (or accompanied by duly executed stock powers relating thereto), or, in the event the certificate or certificates are lost, stolen or missing, shall deliver an affidavit of loss, at the principal executive office of the Corporation or such other place as the Corporation may from time to time designate by notice to the holders of Series A Preferred Stock, and each surrendered certificate shall be canceled and retired and the Corporation shall thereafter make payment of the applicable Series A Redemption Price in immediately available funds by certified check or wire transfer, provided that if the Corporation has insufficient funds legally available to redeem all shares of Series A Preferred Stock required to be redeemed, each such holder shall, in addition to receiving the payment of the portion of the aggregate Series A Redemption Price that the Corporation is not legally prohibited from paying to such holder by certified check or wire transfer, receive a new stock certificate for those shares of Series A Preferred Stock not so redeemed.

         6. Conversion. The holders of Series A Preferred Stock shall have the following conversion rights:


            (a) Voluntary Conversion. Upon the written election of a Majority Interest and without payment of any additional consideration, each outstanding share of Series A Preferred Stock shall be converted into (i) such number of fully paid and nonassessable shares of Common Stock as is determined by dividing the Original Issue Price for each such share plus any accrued or declared but unpaid dividends on each such share by the Conversion Price at the time in effect for such Series A Preferred Stock (the "Common Conversion Rate"), and (ii) one fully paid and nonassessable share of Redeemable Preferred Stock (the "Redeemable Conversion Rate"). Upon such election, all holders of the Series A Preferred Stock shall be deemed to have elected to voluntarily convert all outstanding shares of Series A Preferred Stock into shares of Common Stock and Redeemable Preferred Stock pursuant to this Section A.6(a) and such election shall bind all holders of Series A Preferred Stock. The initial "Conversion Price" per share for shares of Series A Preferred Stock shall be the Original Issue Price, subject to adjustment as set forth in Section A.7. Such conversion may occur at any time after the date of issuance of such shares of Series A Preferred Stock.

            (b) Automatic Conversion. Each share of Series A Preferred Stock shall automatically be converted, without the payment of any additional consideration, into fully paid and nonassessable shares of Common Stock (at the Common Conversion Rate) and Redeemable Preferred Stock (at the Redeemable Conversion Rate) as of, and in all cases subject to, the closing of the Corporation's first underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended (the "Securities Act"), provided that (i) such registration statement covers the offer and sale of Common Stock of which the aggregate gross proceeds attributable to sales for the account of the Corporation exceed $60,000,000, at a price per share equal to at least two (2) times the then in effect Conversion Price, (ii) such Common Stock is listed for trading on either the New York Stock Exchange or the NASDAQ National Market, and (iii) either (A) (i) all shares of Redeemable Preferred Stock that are outstanding or issuable upon the automatic conversion of shares of Series A Preferred Stock pursuant to this Section A.6(b) are redeemed for cash (the "IPO Redemption Cash") immediately upon and as of the closing of such offering, or (ii) at the election of a Majority Interest in its sole discretion, in lieu of receiving the IPO Redemption Cash, all shares of Redeemable Preferred Stock that are outstanding or issuable upon the automatic conversion of shares of Series A Preferred Stock pursuant to this Section A.6(b) are redeemed for a promissory note of the Corporation that shall have a one year term, bear interest at the rate of 12% annually (compounded and payable quarterly in arrears), and receive the benefit of negative covenants that are consistent with the covenants for the benefit of the holders of Series A Preferred Stock set forth in Section 8 below, or (B) contemporaneously with such offering cash in an amount sufficient to redeem all shares of Redeemable Preferred Stock that are outstanding or issuable upon the automatic conversion of shares of Series A Preferred Stock pursuant to this Section A.6(b) is segregated and irrevocably held by the Corporation for payment to holders of Redeemable Preferred Stock (a "QPO"). If a closing of a QPO occurs, all outstanding shares of Series A Preferred Stock shall be deemed to have been converted into shares of Common Stock and Redeemable Preferred Stock immediately prior to such closing.

            (c) Procedure for Conversion.


                (i) Voluntary Conversion. Upon election to convert pursuant to Section A.6(a), the relevant holder or holders of Series A Preferred Stock shall surrender the certificate or certificates representing the Series A Preferred Stock being converted to the Corporation, duly assigned or endorsed for transfer to the Corporation (or accompanied by duly executed stock powers relating thereto) or if lost shall deliver an affidavit of loss to the Corporation, at its principal executive office or such other place as the Corporation may from time to time designate by notice to the holders of the Series A Preferred Stock. Upon surrender of such certificate(s) or delivery of an affidavit of loss, the Corporation shall issue and send by hand delivery, by courier or by first class mail (postage prepaid) to the holder thereof or to such holder's designee, at the address designated by such holder, certificates for the number of shares of Common Stock and Redeemable Preferred Stock to which such holder shall be entitled upon conversion. The issuance of certificates for Common Stock and Redeemable Preferred Stock upon conversion of Series A Preferred Stock shall be deemed effective as of 9:00 a.m. EST on the earlier of the date of written notice delivered pursuant to Section A.6(a) or the date of surrender of such Series A Preferred Stock certificates or delivery of such affidavit of loss and shall be made without charge to the holders of such shares for any issuance tax in respect thereof or other costs incurred by the Corporation in connection with such conversion and the related issuance of such stock.

               (ii) Automatic Conversion. As of the closing of a QPO (the "Automatic Conversion Date"), all outstanding shares of Series A Preferred Stock shall be converted into shares of Common Stock and Redeemable Preferred Stock without any further action by the holders of such shares and whether or not the certificates representing such shares of Series A Preferred Stock are surrendered to the Corporation. On the Automatic Conversion Date, all rights with respect to the Series A Preferred Stock so converted shall terminate, except any of the rights of the holders thereof upon surrender of their certificate or certificates therefor or delivery of an affidavit of loss thereof to receive certificates for the number of shares of Common Stock and Redeemable Preferred Stock into which such shares of Series A Preferred Stock have been converted. If so required by the Corporation, certificates surrendered for conversion shall be endorsed or accompanied by a written instrument or instruments of transfer, in form satisfactory to the Corporation, duly executed by the registered holder or by an attorney-in-fact duly authorized in writing. Upon surrender of such certificates or affidavit of loss, the Corporation shall issue and deliver to such holder, promptly (and in any event in such time as is sufficient to enable such holder to participate in such QPO) at such office and in its name as shown on such surrendered certificate or certificates, a certificate or certificates for the number of shares of Common Stock and Redeemable Preferred Stock into which the shares of the Series A Preferred Stock surrendered are convertible on the Automatic Conversion Date.

         (d) Reservation of Stock Issuable Upon Conversion. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock and Redeemable Preferred Stock, solely for the purpose of effecting the conversion of the shares of Series A Preferred Stock, such number of its shares of Common Stock and Redeemable Preferred Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of Series A Preferred Stock. If at any time the number of authorized but unissued shares of Common Stock or Redeemable Preferred Stock is not sufficient to effect the conversion of all outstanding shares of Series A Preferred Stock, the Corporation shall take such corporate action as may be necessary to increase the number of its authorized but unissued shares of Common Stock or Redeemable Preferred Stock, as the case may be, to such number of shares as are sufficient for such purpose, and to reserve the appropriate number of shares of Common Stock or Redeemable Preferred Stock, as the case may be, for issuance upon such conversion.

         (e) No Closing of Transfer Books. The Corporation shall not close its books against the transfer of shares of Series A Preferred Stock in any manner that would interfere with the timely conversion of any shares of Series A Preferred Stock.

         7. Adjustments.

            (a) Adjustments to the Conversion Price. Except as provided in Section A.7(b) and except in the case of an event described in Section A.7(c), if and whenever after the date these Amended and Restated Articles of Incorporation is first filed with the Secretary of State of Illinois (the "Filing Date") the Corporation issues or sells, or is, in accordance with this Section A.7(a), deemed to have issued or sold, any shares of Common Stock for a consideration per share less than the Conversion Price in effect immediately prior to such issuance or sale, then, upon such issuance or sale (or deemed issuance or sale), the Conversion Price shall be reduced to the price determined by dividing (x) the sum of (A) the Common Stock Deemed Outstanding (as defined below) immediately prior to such issuance or sale (or deemed issuance or sale) multiplied by the Conversion Price then in effect and (B) the consideration, if any, received by the Corporation upon such issuance or sale (or deemed issuance or sale) by (y) the Common Stock Deemed Outstanding immediately after such issuance or sale (or deemed issuance or sale).


         For purposes of this Section A.7(a), the following shall also be applicable:

                (i) Issuance of Rights or Options. If the Corporation, at any time after the Filing Date, in any manner grants (whether directly or by assumption in a merger or otherwise) any warrants or other rights to subscribe for or to purchase, or any options for the purchase of, Common Stock or any stock or security convertible into or exchangeable for Common Stock (such warrants, rights or options being called "Options" and such convertible or exchangeable stock or securities being called "Convertible Securities"), in each case for consideration per share (determined as provided in this paragraph and in Section A.7(a)(vi)) less than the Conversion Price then in effect, whether or not such Options or the right to convert or exchange any such Convertible Securities are immediately exercisable, then the total maximum number of shares of Common Stock issuable upon the exercise of such Options, or upon conversion or exchange of the total maximum amount of such Convertible Securities issuable upon exercise of such Options, shall be deemed to have been issued as of the date of granting of such Options, at a price per share equal to the amount determined by, dividing (A) the total amount, if any, received or receivable by the Corporation as consideration for the granting of such Options, plus the minimum aggregate amount of additional consideration payable to the Corporation upon the exercise of all such Options, plus, in the case of such Options which relate to Convertible Securities, the minimum aggregate amount of additional consideration, if any, payable upon the issuance or sale of such Convertible Securities and upon the conversion or exchange thereof, by (B) the total maximum number of shares of Common Stock deemed to have been so issued. Except as otherwise provided in Section A.7(a)(iii), no adjustment of the Conversion Price shall be made upon the actual issuance of such Common Stock or of such Convertible Securities upon exercise of such Options or upon the actual issuance of such Common Stock upon conversion or exchange of such Convertible Securities.

                (ii) Issuance of Convertible Securities. If the Corporation, at any time after the Filing Date, in any manner issues or sells any Convertible Securities for consideration per share (determined as provided in this paragraph and in Section A.7(a)(vi)) less than the Conversion Price then in effect, whether or not the rights to exchange or convert any such Convertible Securities are immediately exercisable, then the total maximum number of shares of

Common Stock issuable upon conversion or exchange of all such Convertible Securities shall be deemed to have been issued as of the date of the issuance or sale of such Convertible Securities, at a price per share equal to the amount determined by dividing (A) the total amount, if any, received or receivable by the Corporation as consideration for the issuance or sale of such Convertible Securities, plus the minimum aggregate amount of additional consideration, if any, payable to the Corporation upon the conversion or exchange thereof, by (B) the total maximum number of shares of Common Stock deemed to have been so issued; provided, that (1) except as otherwise provided in Section A.7(a)(iii), no adjustment of the Conversion Price shall be made upon the actual issuance of such Common Stock upon conversion or exchange of such Convertible Securities and
(2) if any such issuance or sale of such Convertible Securities is made upon exercise of any Options to purchase any such Convertible Securities, no further adjustment of the Conversion Price shall be made by reason of such issuance or sale.

                (iii) Change in Option Price or Conversion Rate; Termination of Options or Convertible Securities. If a change occurs in (A) the maximum number of shares of Common Stock issuable in connection with any Option referred to in Section A.7(a)(i) or any Convertible Securities referred to in Section A.7(a)(i) or (ii), (B) the purchase price provided for in any Option referred to in Section A.7(a)(i), (C) the additional consideration, if any, payable upon the conversion or exchange of any Convertible Securities referred to in Section A.7(a)(i) or (ii) or (D) the rate at which Convertible Securities referred to in Section A.7(a)(i) or (ii) are convertible into or exchangeable for Common Stock (in each case, other than in connection with an event described in Section A.7(b)), then the Conversion Price in effect at the time of such event shall be adjusted to the Conversion Price that would have been in effect at such time had such Options or Convertible Securities that remain outstanding provided for such changed maximum number of shares, purchase price, additional consideration or conversion rate, as the case may be, at the time initially granted, issued or sold, but only if as a result of such adjustment the Conversion Price then in effect is thereby reduced. Upon the termination of any such Option or any such right to convert or exchange such Convertible Securities, the Conversion Price then in effect hereunder shall be increased to the Conversion Price that would have been in effect at the time of such termination had such Option or Convertible Securities, to the extent outstanding immediately prior to such termination (i.e., to the extent that fewer than the number of shares of Common Stock deemed to have been issued in connection with such Option or Convertible Securities were actually issued), never been issued or been issued at such higher price, as the case may be.

                (iv) Stock Dividends. If the Corporation declares a dividend or makes any other distribution upon any stock of the Corporation payable in Common Stock, Options or Convertible Securities, any Common Stock, Options or Convertible Securities, as the case may be, issuable in payment of such dividend or distribution shall be deemed to have been issued or sold without consideration, and the Conversion Price shall be adjusted pursuant to this Section A.7(a); provided, that no adjustment shall be made to the Conversion Price as a result of such dividend or distribution if the holders of the shares of Series A Preferred Stock are entitled to, and do, receive such dividend or distribution in accordance with Section A.3; and, provided, further, that if any adjustment is made to the Conversion Price as a result of the declaration of a dividend and such dividend is not effected, the Conversion Price shall be appropriately readjusted.

                (v) Other Dividends and Distributions. If the Corporation at any time or from time to time after the Filing Date makes or issues, or fixes a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in securities or other property of the Corporation other than shares of Common Stock, then and in each such event provision shall be made so that the holders of the outstanding shares of Series A Preferred Stock shall receive upon conversion thereof, in addition to the number of shares of Common Stock receivable thereupon, the amount of such other securities of the Corporation or the value of such other property that they would have received had the Series A Preferred Stock been converted into Common Stock on the date of such event and had such holders thereafter, during the period from the date of such event to and including the conversion date, retained such securities or other property receivable by them during such period giving application to all adjustments called for during such period under Section A.7 with respect to the rights of the holders of the outstanding shares of Series A Preferred Stock; provided that no such adjustment shall be made if the holders of Series A Preferred Stock simultaneously receive a dividend or other distribution of such securities or other property in an amount equal to the amount of such securities or other property as they would have received if all outstanding shares of Series A Preferred Stock had been converted into Common Stock and Redeemable Preferred Stock on the date of such event.



                (vi) Consideration for Stock. In case any shares of Common Stock are issued or sold, or deemed issued or sold, for cash, the consideration received therefor shall be deemed to be the amount received or to be received by the Corporation therefor (determined with respect to deemed issuances and sales in connection with Options and Convertible Securities in accordance with clause
(A) of Section A.7(a)(i) or Section A.7(a)(ii), as appropriate) determined in the manner set forth below in this Section A.7(a)(vi). In case any shares of Common Stock are issued or sold, or deemed issued or sold, for a consideration other than cash, the amount of the consideration other than cash received by the Corporation shall be deemed to be the fair value of such consideration received or to be received by the Corporation (determined with respect to deemed issuances and sales in connection with Options and Convertible Securities in accordance with clause (A) of Section A.7(a)(i) or Section A.7(a)(ii), as appropriate) as determined in good faith by the Board of Directors of the Corporation and a Majority Interest. If any Options are issued in connection with the issuance and sale of other securities of the Corporation, together comprising one integral transaction in which no specific consideration is allocated to such Options by the parties thereto, such Options shall be deemed to have been issued for such consideration as determined in good faith by the Board of Directors of the Corporation and a Majority Interest provided that if the Corporation and the holders of a Majority Interest are unable to reach agreement as to the value of such consideration, then the value thereof shall be determined by an independent appraisal by a mutually agreed to investment banker, the fees of which shall be paid by the Corporation.


                (vii) Record Date. If the Corporation takes a record of the holders of its Common Stock for the purpose of entitling them (A) to receive a dividend or other distribution payable in Common Stock, Options or Convertible Securities or (B) to subscribe for or purchase Common Stock, Options or Convertible Securities, then such record date shall be deemed to be the date of the issuance or sale of the shares of Common Stock deemed to have been issued or sold upon the declaration of such dividend or the making of such other distribution or the date of the granting of such right of subscription or purchase, as the case may be.

                (viii) Treasury Shares. The number of shares of Common Stock outstanding at any given time shall not include shares owned or held by or for the account of the Corporation; provided, that the disposition of any such shares shall be considered an issuance or sale of Common Stock for the purpose of this Section A.7.

                (ix) Indeterminable Amounts. In calculating any adjustment to the Conversion Price pursuant to this Section A.7(a), any Options or Convertible Securities that provide, as of the effective date of such adjustment, for the issuance upon exercise or conversion thereof of an indeterminable number of shares of Common Stock shall (together with the shares of Common Stock issuable upon exercise or conversion thereof) be disregarded for purposes of the calculation and what shares are deemed to be outstanding; provided, that at such time as time as a number of shares of Common Stock issuable upon exercise or conversion of such Options or Convertible Securities becomes determinable, then the Conversion Price shall be adjusted as provided in Section A.7(a)(iii) above.


                (x) Common Stock Deemed Outstanding. For purposes of this Section A.7, the term "Common Stock Deemed Outstanding" shall mean, at anytime, the sum of (A) the number of shares of Common Stock outstanding immediately prior to the Filing Date reduced by the number of shares of Common Stock to be redeemed by the Corporation upon consummation of the Redemption (as such term is defined in that certain Stock Purchase Agreement dated as of the Filing Date by and among the Corporation, the Stockholders (as defined therein) and the Investors (as defined therein)) (including for this purpose all shares of Common Stock issuable upon exercise or conversion of any Options or Convertible Securities outstanding immediately prior to the Filing Date), plus (B) the number of shares of Common Stock issued or sold (or deemed issued or sold) after the Filing Date, the issuance or sale of which resulted in an adjustment to the Conversion Price pursuant to Section A.7(a), plus (C) the number of shares of Common Stock deemed issued or sold pursuant to Section A.7(a)(ix)(A) above; provided, that Common Stock Deemed Outstanding shall not include the Series A Preferred Stock or any shares of Common Stock issuable upon exercise of the Series A Preferred Stock.


         (b) Certain Issues of Common Stock Excepted. Anything herein to the contrary notwithstanding, the Corporation shall not be required to make any adjustment of the Conversion Price in the case of the issuance from and after the Filing Date of (i) shares of Common Stock upon conversion of shares of Series A Preferred Stock; (ii) shares of Common Stock or options therefor (appropriately adjusted for stock splits, stock dividends, recapitalizations and the like) to directors, officers, employees or consultants of the Corporation in connection with their service as directors of the Corporation, their employment by the Corporation or their retention as consultants by the Corporation, in each case authorized by the Board of Directors and issued pursuant to any of the Corporation's equity incentive plans; (iii) securities issued as consideration for the purchase of stock or assets in any acquisition, merger, joint venture, partnership or other strategic alliance; (iv) securities issued in connection with any debt financing or refinancing of the Corporation or (v) securities issued that are deemed in writing by a Majority Interest to constitute Excluded Shares (collectively, the "Excluded Shares").

         (c) Subdivision or Combination of Common Stock. If the Corporation shall at any time after the Closing Date subdivide its outstanding shares of Common Stock into a greater number of shares (by any stock split, stock dividend or otherwise), then the Conversion Price in effect immediately prior to such subdivision shall be proportionately reduced, and, conversely, if the Corporation shall at any time after the Closing Date combine its outstanding shares of Common Stock into a smaller number of shares (by any reverse stock split or otherwise), then the Conversion Price in effect immediately prior to such combination shall be proportionately increased.

            (d) Reorganization or Reclassification. If any capital reorganization or reclassification of the capital stock of the Corporation other than as a result of, or pursuant to, an Extraordinary Transaction in which all of the holders of Series A Preferred Stock elect to participate shall be effected in such a way that holders of Common Stock shall be entitled to receive stock, securities or assets with respect to or in exchange for Common Stock, then, as a condition of such reorganization or reclassification, lawful and adequate provisions shall be made whereby each holder of a share or shares of Series A Preferred Stock shall thereupon have the right to receive, upon the basis and upon the terms and conditions specified herein and in lieu of the shares of Common Stock immediately theretofore receivable upon the conversion of such share or shares of Series A Preferred Stock, as the case may be, such shares of stock, securities or assets as may be issued or payable with respect to or in exchange for a number of outstanding shares of such Common Stock equal to the number of shares of such Common Stock immediately theretofore receivable upon such conversion had such reorganization or reclassification not taken place, and in any such case appropriate provisions shall be made with respect to the rights and interests of such holder to the end that the provisions hereof (including, without limitation, provisions for adjustments of the Conversion Price) shall thereafter be applicable, as nearly as may be, in relation to any shares of stock, securities or assets thereafter deliverable upon the exercise of such conversion rights.


            (e) Adjustment for Merger or Reorganization, Etc. Unless the holders of Series A Preferred Stock elect redemption in connection with an Extraordinary Transaction pursuant to Section A.5 hereof (in which case Section
A.5 shall apply), (A) upon any merger or consolidation of the Corporation with or into another corporation, any sale of all or substantially all of the assets of the Corporation to another corporation or any Change of Control Transaction each share of Series A Preferred Stock shall thereafter be convertible (or shall be converted into a security that shall be convertible) into Redeemable Preferred Stock and the kind and amount of shares of stock or other securities or property to which a holder of the number of shares of Common Stock of the Corporation deliverable upon conversion of such Series A Preferred Stock would have been entitled upon such merger, consolidation, or asset sale or Change of Control Transaction; and, in such case, appropriate adjustment (as determined in good faith by the Board of Directors) shall be, made in the application of the provisions in Section A.7 set forth with respect to the rights and interests thereafter of the holders of the Series A Preferred Stock, to the end that the provisions set forth in Section A.7 (including provisions with respect to changes in and other adjustments of the Conversion Price) shall thereafter be applicable, as nearly as possible, in relation to any shares of stock or other property thereafter deliverable upon the conversion of the Series A Preferred Stock and (B) all holders of Series A Preferred Stock shall be deemed to have elected to so participate in such merger, consolidation, asset sale or Change of Control Transaction as provided in this Section A.7(e) and such election shall bind all holders of the Series A Preferred Stock. Notwithstanding anything to the contrary contained herein, the holders of shares of Series A Preferred Stock shall have the right to elect by vote of a Majority

Interest to give effect to the conversion and other rights contained in Section
A.6 (or the rights contained in Section A.4, if applicable) instead of giving effect to the provisions contained in this Section A.7(e) with respect to the shares of Series A Preferred Stock owned by them.

        8. Covenants. The Corporation shall not, and shall not permit any affiliate or subsidiary of the Corporation (each, a "Subsidiary") to (in any case, by merger, consolidation, operation of law or otherwise), without first having provided written notice of such proposed action to each holder of outstanding shares of Series A Preferred Stock and having obtained the affirmative vote or written consent of the holders of a Majority Interest:

            (a) declare or pay any dividends other than dividends on the Series A Preferred Stock as provided in Section A.3 or make any distributions of cash, property or securities of the Corporation or any Subsidiary in respect of its capital stock, or apply any of its assets to the redemption, retirement, purchase or other acquisition of its capital stock, directly or indirectly, through subsidiaries or otherwise, except for (i) the redemption of Series A Preferred Stock pursuant to and as provided in these Amended and Restated Articles of Incorporation, (ii) the repurchase of Excluded Shares described in Section A.7(b)(ii) above, (iii) dividends or distributions payable solely in shares of Common Stock, (iv) the Redemption or (v) the Extraordinary Dividend (as defined in the Stock Purchase Agreement);

            (b) reclassify any capital stock in a manner that alters the designations, preferences, powers and/or the relative, participating, optional or other special rights, or the restrictions provided for the benefit of, the Series A Preferred Stock;

            (c) authorize or issue, or obligate itself to issue, any convertible debt or other debt with any equity participation, any securities convertible into or exercisable or exchangeable for any equity securities, or any other equity security, in any case ranking senior to or on parity with the Series A Preferred Stock as to liquidation, sale or merger preferences, redemption, or dividend rights, or with any class or special voting rights, or permit any Subsidiary of the Corporation to issue any capital stock, or securities convertible into or exercisable or exchangeable for capital stock or other securities of such Subsidiary, to any person or entity other than the Corporation;

            (d) amend, alter or repeal (whether by merger, consolidation, operation of law, or otherwise) any provision of, or add any provision to, these Amended and Restated Articles of Incorporation (including, without limitation, increasing the total number of shares of Preferred Stock that the Corporation shall have the authority to issue), the bylaws of the Corporation as in effect on the Closing Date or the governing documents of any Subsidiary;

            (e) effect any Liquidation Event or Extraordinary Transaction or any other event that would constitute a Liquidation Event or Extraordinary Transaction of any Subsidiary if the references to "Corporation" in such definitions were instead references to "Subsidiary";

            (f) effect the sale, transfer or license of any assets of the Corporation or any Subsidiary to any person or entity other than the Corporation or a wholly-owned Subsidiary of the Corporation, other than in the ordinary course of business;

            (g) incur any indebtedness in excess of $500,000;

            (h) make any material investments or acquire any other corporation or business concern, whether by acquisition of assets, capital stock or otherwise, and whether in consideration of the payment of cash, the issuance of capital stock or otherwise;

            (i) take any other action not described in Section A.8(a)-(h) if such action could adversely alter or change the preferences, rights, privileges or powers of, or the restrictions provided for the benefit of, the Series A Preferred Stock; or

            (j) enter into any agreement to do any of the foregoing that is not expressly made conditional on obtaining the affirmative vote or written consent of a Majority Interest.


        Further, the Corporation shall not, by amendment of these Amended and Restated Articles of Incorporation (by way of merger, operation of law, or otherwise) or through any Liquidation Event or other reorganization, transfer of assets, consolidation, merger, dissolution, issuance or sale of securities, agreement or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation and shall at all times in good faith assist in the carrying out of all the provisions of this Article and in the taking of all such action as may be necessary or appropriate in order to protect the rights of the holders of the Series A Preferred Stock or Redeemable Preferred Stock against impairment. Any successor to the Corporation shall agree in writing, as a condition to such succession, to carry out and observe the obligations of the Corporation hereunder with respect to the Series A Preferred Stock and Redeemable Preferred Stock.

    9.       Notices; Adjustments.


            (a) Liquidation Events, Extraordinary Transactions, Etc. In the event (i) the Corporation establishes a record date to determine the holders of any class of securities who are entitled to receive any dividend or other distribution or who are entitled to vote at a meeting (or by written consent) in connection with any of the transactions identified in clause (ii) hereof, or
(ii) any Liquidation Event, Extraordinary Transaction, QPO or any other public offering of the Corporation's securities becomes reasonably likely to occur, the Corporation shall mail or cause to be mailed by first class mail (postage prepaid) to each holder of Series A Preferred Stock (or each holder of Redeemable Preferred Stock, as applicable) at least thirty (30) days prior to such record date specified therein or the expected effective date of any such transaction, whichever is earlier, a notice specifying (A) the date of such record date for the purpose of such dividend or distribution or meeting or consent and a description of such dividend or distribution or the action to be taken at such meeting or by such consent, (B) the date on which any such Liquidation Event, Extraordinary Transaction, QPO or other public offering is expected to become effective, and (C) the date on which the books of the Corporation shall close or a record shall be taken with respect to any such event. Such notice shall be accompanied by a certificate prepared by the chief financial officer or other executive officer of the Corporation describing in detail (1) the facts of such transaction, (2) the amount(s) per share of Series A Preferred Stock, Redeemable Preferred Stock or Common Stock each holder of Series A Preferred Stock or Redeemable Preferred Stock would receive under all possible elections, options etc. available to holders of Series A Preferred Stock and/or Redeemable Preferred Stock pursuant to the applicable provisions of these Amended and Restated Articles of Incorporation, and (3) the facts upon which such amounts were determined.

            (b) Adjustments; Calculations. Upon the occurrence of each adjustment or readjustment of the Conversion Price pursuant to Section A.7, the Corporation at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and prepare and furnish to each holder of Series A Preferred Stock (or each holder of Redeemable Preferred Stock, as applicable) a certificate setting forth in detail (i) such adjustment or readjustment, (ii) the Conversion Price before and after such adjustment or readjustment, and (iii) the number of shares of Common Stock and Redeemable Preferred Stock and the amount, if any, of other property which at the time would be received upon the conversion of such holder's shares of Series A Preferred Stock. All such calculations shall be made to the nearest cent or to the nearest one hundredth (1/100) of a share as the case may be.

            (c) Waiver of Notice. The holder or holders of a Majority Interest may, at any time upon written notice to the Corporation, waive any notice or certificate delivery provisions specified herein for the benefit of such holders, and any such waiver shall be binding upon all holders of such securities.

        10. No Reissuance of Series A Preferred Stock. No share or shares of Series A Preferred Stock acquired by the Corporation by reason of redemption, purchase, conversion or otherwise shall be reissued, and all such shares shall be canceled, retired and eliminated from the shares that the Corporation is authorized to issue.

        11. Contractual Rights of Holders. The various provisions set forth herein for the benefit of the holders of the Series A Preferred Stock shall be deemed contract rights enforceable by them, including, without limitation, one, or more actions for specific performance.



                         B. REDEEMABLE PREFERRED STOCK

        1. Designation. A total of 3,437 shares of the Corporation's Preferred Stock shall be designated as a series known as Redeemable Preferred Stock, par value $.01 per share (the "Redeemable Preferred Stock").

        2.       Election of Directors; Voting.

                (a) Election of Directors. The holders of outstanding shares of Redeemable Preferred Stock shall, voting together as a separate class, be entitled to elect one (1) Director. Such Director shall be the candidate receiving the greatest number of affirmative votes (with each holder of Redeemable Preferred Stock entitled to cast one vote for or against each candidate with respect to each share of Redeemable Preferred Stock held by such holder) of the outstanding shares of Redeemable Preferred Stock, with votes cast against such candidate and votes withheld having no legal effect. The holders of outstanding shares of Redeemable Preferred Stock shall, voting together as a separate class, be entitled to remove such Director, with or without cause. The election and removal of such Director shall be effected by the votes of a majority in interest of the outstanding shares of Redeemable Preferred Stock and shall occur (i) at the annual meeting of holders of capital stock, (ii) at any special meeting of holders of capital stock, (iii) at any special meeting of holders of Redeemable Preferred Stock, which may be called by holders of a majority of the outstanding shares of Redeemable Preferred Stock or

(iv) by the written consent of holders of not less than a majority of the outstanding shares of Redeemable Preferred Stock. Upon conversion of the Series A Preferred Stock, the holder or holders of not less than a majority in voting power of the outstanding Redeemable Preferred Stock may designate one (1) of the Directors elected by the holders of the Series A Preferred Stock then serving on the Corporation's board of directors to continue in such capacity as the Director elected by the holders of the Redeemable Preferred Stock. If at any time when any share of Redeemable Preferred Stock is outstanding such Director ceases to be a Director for any reason, the vacancy shall only be filled by the vote or written consent of holders of the outstanding shares of Redeemable Preferred Stock, voting together as a separate class, in the manner and on the basis specified above or as otherwise provided by law. The holders of outstanding shares of Redeemable Preferred Stock may, in their sole discretion, determine not to elect a Director as provided herein from time to time, and during any such period the Board of Directors nonetheless shall be deemed duly constituted.


            (b) No Voting Generally. Except as set forth above with respect to the election of a Director by the holders of Redeemable Preferred Stock, the holders of Redeemable Preferred Stock shall not be entitled to vote on any matters except to the extent otherwise required under the MCA. In all matters requiring the vote of the holders of Redeemable Preferred Stock, including the elections for directors, every holder of Redeemable Preferred Stock shall have the right to vote the number of shares of Redeemable Preferred Stock owned by such shareholder for as many persons as there are directors to be elected and shall not have the right to cumulate such votes.

        3.  Dividends. The holders of outstanding shares of Redeemable
Preferred Stock shall be entitled to receive, out of any funds legally available therefor, cumulative dividends at the rate of $472.920 per annum per share of Redeemable Preferred Stock (as adjusted for subsequent stock splits, stock dividends, recapitalizations or like with respect to each share) from the date of original issuance of such share, which dividends shall accrue daily in arrears and be compounded quarterly, whether or not such dividends are declared by the Board of Directors and paid.

        4.  Liquidation Events.

            (a) Redeemable Liquidation Preference. Upon any Liquidation Event, each holder of outstanding shares of Redeemable Preferred Stock shall be entitled to be paid in cash, before any amount shall be paid or distributed to the holders of Junior Stock, an amount per share of Redeemable Preferred Stock equal to $9,458.401, plus any accrued but unpaid dividends on such shares of Redeemable Preferred Stock (such amount to be adjusted appropriately for stock splits, stock dividends, recapitalizations and the like) (the "Redeemable Preference Amount"). If the amounts available for distribution by the Corporation to holders of Redeemable Preferred Stock upon a Liquidation Event are not sufficient to pay the aggregate Redeemable Preference Amount due to such holders, such holders shall share ratably in any distribution in proportion to the full respective preferential amounts to which they are entitled.

            (b) Remaining Assets. After the payment of all preferential amounts required to be paid to the holders of the Redeemable Preferred Stock and any other class or series of stock of the Corporation ranking on liquidation on a parity with the Redeemable Preferred Stock, the remaining assets and funds of the Corporation available for distribution to its shareholders shall be distributed among the holders of shares of Junior Stock then outstanding.

        5.  Redemption.

            (a) Redemption Events: Extraordinary Transactions.

                (i) Automatic. Immediately upon and as of, and in all cases subject to, the closing of a QPO, the Corporation shall redeem all (and not less than all) of the outstanding shares of Redeemable Preferred Stock at the Redeemable Redemption Price specified in Section B.5(b).

                (ii) Optional Redemption.



                    (A) At any time on or after the sixth (6th) anniversary of the Filing Date, the holders of not less than a majority of the outstanding shares of Redeemable Preferred Stock (a "Redeemable Majority Interest) may elect to have redeemed up to fifty percent (50%) of the originally issued and outstanding shares of Redeemable Preferred Stock held by each holder of Redeemable Preferred Stock at such time.



                    (B) At any time on or after the seventh (7th) anniversary of the Filing Date, the holders of a Redeemable Majority Interest may elect, to have redeemed up to that percentage of outstanding shares of Redeemable Preferred Stock that would, when combined with any prior redemptions pursuant to Section B.5(a)(ii)(A) above, result in the redemption by the Corporation of up to one hundred percent (100%) of the outstanding shares of Redeemable Preferred Stock held by each holder of Redeemable Preferred Stock at such time.

                (iii) Upon Occurrence of Extraordinary Transactions. Upon the election of the holder or holders of not less than a Redeemable Majority Interest (or a Majority Interest of the Series A Preferred Stock, as applicable, proposing to convert in order to effect a redemption of the Redeemable Preferred Stock upon such conversion hereunder) to have the Redeemable Preferred Stock redeemed or otherwise to participate in accordance with Section A.5(a)(ii) in connection with an Extraordinary Transaction, then, as part of and as a condition to the effectiveness of such Extraordinary Transaction, the Corporation shall, on the effective date of such Extraordinary Transaction, either (x) redeem all (and not less, than all, other than pursuant to Section B.5(c) below) of the outstanding shares of Redeemable Preferred Stock for an amount equal to the Redeemable Preference Amount, such amount to be payable in cash, and no payment shall be made to the holders of the Common Stock or any stock ranking with regard to dividend rights, rights upon a Liquidation Event or an Extraordinary Transaction or redemption rights junior to the Redeemable Preferred Stock unless such amount is paid in full or (y) have such Redeemable Preferred Stock acquired in such Extraordinary Transaction on terms giving effect to the preferential amount to which the Redeemable Preferred Stock would be entitled in connection with a Liquidation Event hereunder or otherwise as agreed to by the holders of a Redeemable Majority Interest. The foregoing election shall be made by such holders giving the Corporation and each other holder of Redeemable Preferred Stock (or

Series A Preferred Stock, as applicable) not less than five (5) days' prior written notice, which notice shall set forth the date for such redemption.

        (b) Redemption Date and Price. Upon the election of the holders of not less than a Redeemable Majority Interest to cause the Corporation to redeem the Redeemable Preferred Stock or otherwise to participate in an Extraordinary Transaction pursuant to Section B.5(a)(ii) or (iii), all holders of Redeemable Preferred Stock shall be deemed to have elected to cause the Redeemable Preferred Stock subject to such election to be so redeemed or to so participate. Any date which a redemption or other acquisition actually occurs in accordance with Section B.5(a) shall be referred to as a "Redeemable Redemption Date." The redemption/purchase price for each share of Redeemable Preferred Stock redeemed pursuant to this Section B.5 shall be the per share Redeemable Preference Amount (the "Redeemable Redemption Price"); provided, however, that if at a Redeemable Redemption Date shares of Redeemable Preferred Stock are unable to be redeemed (as contemplated by Section B.5(c) below), then holders of Redeemable Preferred Stock shall also be entitled to interest and dividends pursuant to Sections B.5(d) and (f) below. The aggregate Redeemable Redemption Price shall be payable in cash in immediately available funds on the Redeemable Redemption Date. Until the aggregate Redeemable Redemption Price, including any interest thereon, has been paid in cash for all shares of Redeemable Preferred Stock redeemed or purchased as of the applicable Redeemable Redemption Date: (A) no dividend whatsoever shall be paid or declared, and no distribution shall be made, on any capital stock of the Corporation; and (B) except as provided in Section A.8(a), no shares of capital stock of the Corporation (other than the Redeemable Preferred Stock in accordance with this Section B.5) shall be purchased, redeemed or acquired by the Corporation and no payment shall be made or set aside or made available for a sinking fund for the purchase, redemption or acquisition thereof.

        (c) Insufficient Funds. If the funds of the Corporation legally available to redeem shares of Redeemable Preferred Stock on the Redeemable Redemption Date are insufficient to redeem the total number of such shares required to be redeemed on such date, the Corporation shall (i) take any action necessary or appropriate, to the extent reasonably within its control, to remove promptly any impediments to its ability to redeem the total number of shares of Redeemable Preferred Stock required to be so redeemed, including, without limitation, (A) to the extent permissible under applicable law, reducing the paid in capital of the Corporation and (B) incurring any indebtedness necessary to make such redemption, and (ii) in any event, use any funds that are legally available to redeem the maximum possible number of such shares from the holders of such shares to be redeemed in proportion to the respective number of such shares that otherwise would have been redeemed if all such shares had been redeemed in full. At any time thereafter when additional funds of the Corporation are legally available to redeem such shares of Redeemable Preferred Stock, the Corporation shall immediately use such funds to redeem the balance of the shares that the Corporation has become obligated to redeem on the Redeemable Redemption Date (but which it has not redeemed) at the Redeemable Redemption Price.

        (d) Interest. If any shares of Redeemable Preferred Stock are not redeemed on the Redeemable Redemption Date for any reason, all such unredeemed shares shall remain outstanding and entitled to all the rights and preferences provided herein, and the Corporation shall pay interest on the Redeemable Liquidation Preference applicable to such unredeemed shares at an aggregate per annum rate equal to twelve percent (12%) (increased by 1% at the end of each three (3) month period thereafter until the Redeemable Redemption Price, and any interest thereon, is paid in full), with such interest to accrue daily in arrears and to be compounded quarterly; provided, however, that in no event shall such interest exceed the Maximum Permitted Rate. In the event that fulfillment of any provision hereof results in such rate of interest being in excess of the Maximum Permitted Rate, the amount of interest required to be paid hereunder shall automatically be reduced to eliminate such excess.

        (e) Dividend After Redemption Date. In the event that shares of Redeemable Preferred Stock required to be redeemed are not redeemed and continue to be outstanding, such shares shall continue to be entitled to dividends and interest thereon as provided in Sections B.3 and B.5(d) until the date on which the Corporation actually redeems such shares.

        (f) Surrender of Certificates. Each holder of shares of Redeemable Preferred Stock to be redeemed shall surrender the certificate or certificates representing such shares to the Corporation, duly assigned or endorsed for transfer (or accompanied by duly executed stock powers relating thereto), or shall deliver an affidavit of loss with respect to such certificates at the principal executive office of the Corporation or such other place as the Corporation may from time to time designate by notice to the holders of Redeemable Preferred Stock (or the holders of Series A Convertible Preferred Stock, as applicable), and each surrendered certificate shall be canceled and retired and the Corporation shall thereafter make payment of the applicable Redeemable Redemption Price by certified check or wire transfer; provided, however, that if the Corporation has insufficient funds legally available to redeem all shares of Redeemable Preferred Stock required to be redeemed, each holder shall, in addition to receiving the payment of the portion of the aggregate Redeemable Redemption Price that the Corporation is not legally prohibited from paying to such holder by certified check or wire transfer, receive a new stock certificate for those shares of Redeemable Preferred Stock not so redeemed.

    6. Notice. In the event that the Corporation provides or is required to provide notice to any holder of Common Stock in accordance with the provisions of these Amended and Restated Articles of Incorporation and/or the Corporation's by-laws, the Corporation shall at the same time provide a copy of any such notice to each holder of outstanding shares of Redeemable Preferred Stock.

    7. No Reissuance of Redeemable Preferred Stock. No share or shares of Redeemable Preferred Stock acquired by the Corporation by reason of redemption, purchase, conversion, exchange or otherwise shall be reissued, and all such shares shall be canceled, retired and eliminated from the shares which the Corporation is authorized to issue.

    8. Covenants. So long as any shares of Redeemable Preferred Stock are outstanding the provisions of Section A.8 of this Article IV shall apply to all shares of Redeemable Preferred Stock as if such shares were shares of Series A Preferred Stock, with each share of Redeemable Preferred Stock entitled to one vote per share.

                                C. COMMON STOCK

    1.  Voting.

        (a) Election of Directors. The holders of Common Stock voting together with the holders of outstanding Series A Preferred Stock as a single class shall be entitled to elect all of the Directors of the Corporation (other than the Directors to be elected by the holders of Series A Preferred Stock or Redeemable Preferred Stock as a separate class). Such Directors shall be the candidates receiving the greatest number of affirmative votes entitled to be cast (with each holder entitled to cast one vote for or against each candidate with respect to each share held by such holder), with votes cast against such. candidates and votes withheld having no legal effect. The election of such Directors shall occur at the annual meeting of holders of capital stock or at any special meeting called and held in accordance with the by-laws of the Corporation, or by consent in lieu thereof in accordance with these Amended and Restated Articles of Incorporation.

        (b) Other Voting. The holder of each share of Common Stock shall be entitled to one vote for each such share as determined on the record date for the vote or consent of shareholders and, for so long as any shares of Series A Preferred stock remain outstanding, shall vote together with the holders of the Series A Preferred Stock as a single class upon any items submitted to a vote of shareholders, except as otherwise provided herein. The number of authorized shares of Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of a majority of the outstanding shares of Common Stock and Series A Preferred Stock voting together as a single class. In all matters requiring the vote of the holders of Common Stock, including the elections for directors, every holder of Common Stock shall have the right to vote the number of shares of Common Stock owned by such shareholder for as many persons as there are directors to be elected and shall not have the right to cumulate such votes.

    2. Dividends. Subject to the payment in full of all preferential dividends to which the holders of the Redeemable Preferred Stock are entitled hereunder, the holders of Common Stock shall be entitled to receive dividends out of funds legally available therefor at such times and in such amounts as the Board of Directors may determine in its sole discretion, with holders of Series A Preferred Stock on an as-converted basis and Common Stock sharing pari passu in such dividends, as contemplated by Section A.3.

    3. Liquidation. Upon any Liquidation Event, after the payment or provision for payment of all debts and liabilities of the Corporation and all preferential amounts to which the holders of Series A Preferred Stock and Redeemable Preferred Stock are entitled with respect to the distribution of assets in liquidation, the holders of Common Stock shall be entitled to share ratably in the remaining assets of the Corporation available for distribution, as contemplated by Section A.4 and Section B.4.

                                   ARTICLE V

                                    (AMENDED)


    In furtherance and not in limitation of the power conferred by statute, the Board of Directors is expressly authorized to make, alter, amend or repeal the By-laws of the Corporation (the "By-laws"). The By-laws may be altered, amended or repealed, or new By-laws may be adopted, by the vote of a majority of the members of the Board of Directors in accordance with the preceding sentence.

                                   ARTICLE VI

                                    (AMENDED)


    A director of the Corporation shall not, in the absence of fraud, be disqualified by his office from dealing or contracting with the Corporation either as a vendor, purchaser or otherwise, nor, in the absence of fraud, shall a director of the Corporation be liable to account to the Corporation for any profit realized by him or her from or through any transaction or contract of the Corporation by reason of the fact that such director, or any firm of which such director is a member, or any corporation of which such director is an officer, director or shareholder, was interested in such transaction or contract if such transaction or contract has been authorized, approved or ratified in a manner provided in the IBCA for authorization, approval or ratification of transactions or contracts between the Corporation and one or more of its directors or officers or between the Corporation and any other corporation, partnership, association or other organization in which one or more of its directors or officers are directors or officers or have a financial interest.

                                  ARTICLE VII

                                    (AMENDED)


         Meetings of shareholders may be held within or without the State of Illinois as the Bylaws may provide. The books of the Corporation maybe kept outside the State of Illinois at such place or places as may be designated from time to time by the Board of Directors or in the Bylaws.

                                  ARTICLE VIII

                                    (AMENDED)




         The Board of Directors may adopt a resolution proposing to amend, alter, change or repeal any provision contained in these Articles of Incorporation, in the manner now or hereafter prescribed by statute.




                                   ARTICLE IX

                                    (AMENDED)

         A. Indemnification of Directors, Officers Employees and Agents.


         The Corporation shall:

         1. indemnify, to the fullest extent permitted by the IBCA, any present or former director of the Corporation, and may indemnify any present or former officer, employee or agent of the Corporation selected by, and to the extent determined by, the Board of Directors for indemnification, who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by, or in the right of, the Corporation), by reason of the fact that such person is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in, or not opposed to, the best interests of the Corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person's conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement or conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which such person reasonably believed to be in, or not opposed to, the best interests of the Corporation and, with respect to any criminal action or proceeding, had reasonable cause to believe that such person's conduct was unlawful; and

         2. indemnify any present or former director of the Corporation, and may indemnify any present or former officer, employee or agent of the Corporation selected by, and to the extent determined by, the Board of Directors for indemnification, who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by, or in the right of, the Corporation to procure a judgment in its favor by reason of the fact that such person is or was a director, officer, employee or agent of the Corporation, or, is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if such person acted in good faith and in a manner such person reasonably believed to be in, or not opposed to, the best interests of the Corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the Corporation, unless, and only to the extent that the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability, but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses as the court shall deem proper; and

         3. indemnify any present or former director or officer, and may indemnify any present or former employee or agent of the Corporation selected by, and to the extent determined by, the Board of Directors for indemnification, against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection therewith, to the extent that such person has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in Article IX.A.I. and 2., or in defense of any claim, issue or matter therein; and

         4. pay expenses incurred by a director, or an officer who is entitled to indemnification hereunder, in defending a civil or criminal action, suit or proceeding in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such director or officer is not entitled to be indemnified by the Corporation as authorized in this Article IX; and

         5. notwithstanding the foregoing provisions and except as required by the MCA, the Corporation shall not be obligated to indemnify or pay expenses incurred by any person with respect to any threatened, pending, or completed claims, suits or actions, whether civil, criminal, administrative, investigative or otherwise ("Proceedings"), initiated or brought voluntarily by such person and not by way of defense (other than Proceedings brought to establish or enforce a right to indemnification under the provisions of this Article IX, unless a court of competent jurisdiction determines that each of the material assertions made by such person in such Proceedings were not made in good faith or were frivolous). The Corporation shall not be obligated to indemnify such person for any amount paid in settlement of a Proceeding covered hereby without the prior written consent of the Corporation to such settlement; and

         6. not deem the indemnification and advancement of expenses provided by, or granted pursuant to, the other subsections of this Article IX as exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any By-law, agreement, vote of shareholders or disinterested directors, or otherwise, both as to action in such director's or officer's official capacity and as to action in another capacity while holding such office; and

         7. have the right, authority and power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person's status as such, whether or not the Corporation would have the power to indemnify such person against such liability under the provisions of this Article IX; and

         8. deem the provisions of this Article IX to be a contract between the Corporation and each director, or appropriately designated officer, employee or agent, who serves in such capacity at any time while this Article IX is in effect, and any repeal or modification of this Article IX shall not affect any rights or obligations then existing with respect to any state of facts then or theretofore existing or any action, suit or proceeding theretofore or thereafter brought or threatened based in whole or in part upon such state of facts; provided, however, that the provisions of this Article IX shall not be deemed to be a contract between the Corporation and any directors, officers, employees. or agents of any other corporation (the "Second Corporation") which shall merge into or consolidate with the Corporation where the Corporation shall be the surviving or resulting corporation, and any such directors, officers, employees or agents of the Second Corporation shall be indemnified to the extent required under the IBCA only at the discretion of the Board of Directors; and

         9. continue the indemnification and advancement of expenses provided by, or granted pursuant to, this Article IX, unless otherwise provided when authorized or ratified, as to a person who has ceased to be a director, officer, employee or agent of the Corporation, and the indemnification and advancement of expenses provided by, or granted pursuant to, this Article IX shall inure to the benefit of the heirs, executors and administrators of such a person.

                  B. Elimination of Certain Liability of Directors.


         No director of the Corporation shall be personally liable to the Corporation or its shareholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Corporation or its shareholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, or (iii) for any transaction from which the director derived an improper personal benefit. If the MCA is amended to authorize the further elimination or limitation of liability of directors, then the liability of a director of the Corporation, in addition to the limitation on personal liability provided herein, shall be limited to the fullest extent permitted by the amended IBCA. Any repeal or modification of this Article IX by the shareholders of the Corporation shall be prospective only and shall not adversely affect any limitation on the personal liability of a director of the Corporation existing at the time of such repeal or modification.

                  C. Amendment.


         Notwithstanding anything contained in these Articles of Incorporation to the contrary, the affirmative vote of the holders of at least fifty percent (50%) of the voting power of the shares entitled to vote generally in the election of directors shall be required to amend, alter or repeal, or to adopt any provision inconsistent with, this Article IX.

                           EXHIBIT D -- FORM OF BYLAWS




                              AMENDED AND RESTATED

                                     BY-LAWS

                                       OF

                            EAGLE TEST SYSTEMS, INC.


                                    ARTICLE I

                                     OFFICES

         SECTION 1.1 Registered Office. The corporation shall continuously maintain in the State of Illinois a registered office and a registered agent whose office is identical with such registered office.

         SECTION 1.2 Other Offices. The corporation may also have other offices and places of business within or without the State of Illinois.

                                   ARTICLE II

                                  SHAREHOLDERS

         SECTION 2.1 Annual Meeting. An annual meeting of the shareholders for the purpose of electing directors and for the transaction of such other business as may come before the meeting shall be held on the second Tuesday in November of each year, unless the board of directors, not less than ten (10) days prior to any such fixed annual meeting date, designates another date for such annual meeting, in which event the annual meeting of shareholders for that year shall be held on the date so designated. If the day fixed for the annual meeting shall be a Saturday, Sunday or legal holiday, such meeting shall be held on the next succeeding business day.

         SECTION 2.2 Special Meetings. Special meetings of the shareholders may be called either by the president of the corporation, by the board of directors or by the holders of nor less than one-fifth of all the outstanding shares entitled to vote on the matter for which the meeting is called. Special meetings of the shareholders shall be called by the president of the corporation at the request in writing of any one or more shareholders owning at least one-fifth of all the outstanding shares entitled to vote on the matter for which the meeting is called. Any such request shall state the purpose or purposes of the proposed meeting.

         SECTION 2.3 Place of Meetings. The board of directors may designate any place as the place of meeting for any annual meeting or for any special meeting called by the board of directors.

If no designation is made, or if a special meeting is otherwise called, the place of meeting shall be 620 South Butterfield Road, Mundelein, Illinois.




         SECTION 2.4 Notice of Meetings. Written notice stating the place, date and hour of the meeting, and, in the case of a special meeting, the purpose or purposes for which the meeting is called, shall be delivered not less than ten
(10) nor more than sixty (60) days before the date of the meeting, or in the case of a merger, consolidation, share exchange, or dissolution, or a sale, lease or exchange of assets, not less than twenty (20) nor more than sixty (60) days before the date of the meeting, either personally or by mail, by or at the direction of the president, the secretary, or the officer or persons calling the meeting, to each shareholder of record entitled to vote at such meeting. If mailed, such notice shall be deemed to be delivered when deposited in the United States mail, addressed to the shareholder at his address as it appears on the records of the corporation, with postage thereon prepaid. When a meeting is adjourned to another time or place, notice need not be given of the adjourned meeting if the time and place thereof are announced at the meeting at which the adjournment is taken.




         SECTION 2.5 Fixing of Record Date. For the purpose of determining shareholders entitled to notice of or to vote at any meeting of shareholders, or shareholders entitled to receive payment of any dividend, or in order to make a determination of shareholders for any other proper purpose, the board of directors of the corporation may fix in advance a date as the record date for any such determination of shareholders, such date in any case to be not more than sixty (60) days and, for a meeting of shareholders, not less than ten (10) days, or in the case of a merger, consolidation, share exchange, dissolution or sale, lease or exchange of assets, not less than twenty (20) days, immediately preceding the date of such meeting. If no record date is fixed for the determination of shareholders entitled to notice of or to vote at a meeting of shareholders, or shareholders entitled to receive payment of a dividend, the record date for such determination of shareholders shall be the date on which notice of the meeting is mailed or the date on which the resolution of the board of directors declaring such dividend is adopted, as the case may be. When a determination of shareholders entitled to vote at any meeting of shareholders has been made as provided in this Section, such determination shall apply to any adjournment thereof.

         SECTION 2.6 Voting Lists. Within twenty (20) days after the record date for a meeting of shareholders or ten (10) days before such meeting, whichever is earlier, the officer or agent having charge of the transfer books for shares of the corporation shall make a complete list of the shareholders entitled to vote at such meeting, arranged in alphabetical order, showing the address of and the number of shares registered in the name of the shareholder. For a period of ten
(10) days prior to such meeting, such list shall be kept on file at the registered office of the corporation and shall be open to inspection by any shareholder, and to copying at the shareholder's expense, at any time during usual business hours. Such list shall also be produced and kept open at the time and place of the meeting and may be inspected by any shareholder during the whole time of the meeting. The original share ledger or transfer book, or a duplicate thereof kept in the State of Illinois, shall be prima facie evidence as to the shareholders who are entitled to examine such list, share ledger or transfer book or to vote at any meeting of shareholders.

         SECTION 2.7 Quorum. Vote Required. A majority of the outstanding shares of the corporation entitled to vote on a matter, represented in person or by proxy, shall constitute a quorum for consideration of such matter at a meeting of shareholders; provided that if less than a majority of the outstanding shares are represented at said meeting, a majority of the shares so represented may adjourn the meeting at any time without further notice. If a quorum is present, all elections shall be determined by plurality vote, and, with respect to all other matters, the affirmative vote of the majority of the shares represented at the meeting and entitled to vote on a matter shall be the act of the shareholders, unless the vote of a greater number or voting by classes is required by the Business Corporation Act of 1983 or the Articles of Incorporation. At any adjourned meeting at which a quorum is present, any business may be transacted which might have been transacted at the original meeting. A quorum which is present to organize a meeting shall not be broken by the subsequent withdrawal of one or more shareholders.

         SECTION 2.8 Manner of Acting and Electronic Participation. Unless specifically prohibited by the articles of incorporation or by-laws, the shareholders may participate in and act at any meeting of the shareholders through the use of a conference telephone or interactive technology, including, but not limited to electronic transmission, internet usage, or remote communication, by means of which all persons participating in the meeting can communicate with each other. Participation in such meeting shall constitute attendance and presence in person at the meeting of the person or persons so participating.

         SECTION 2.9 Proxies. Each shareholder entitled to vote at a meeting of shareholders or to express consent to corporate action in writing without a meeting may authorize another person or persons to act for him or her by proxy, but no such proxy shall be valid after the expiration of 11 months from the date thereof unless otherwise provided in the proxy. Each proxy shall be in writing executed by the shareholder giving the proxy or by his or her duly authorized attorney. Unless and until voted, every proxy shall be revocable at the pleasure of the person who executed it or of that person's legal representatives or assigns, except in those cases where an irrevocable proxy permitted by statute has been given.

         SECTION 2.10 Voting of Shares. Except as otherwise provided in the Articles of Incorporation, each outstanding share entitled to vote on a matter submitted to vote at a meeting of shareholders shall be entitled to one vote upon each such matter. In all elections for directors, every shareholder shall have the right to vote the number of shares owned by such shareholder for as many persons as there are directors to be elected and shall not have the right to cumulate such votes.

         SECTION 2.11 Voting of Shares By Certain Holders. Shares of the corporation held by the corporation in a fiduciary capacity may be voted and shall be counted in determining the total number of outstanding shares entitled to vote at any given time. However, shares of its own stock belonging to this corporation shall not be voted, directly or indirectly, at any meeting and shall not be counted in determining the total number of outstanding shares at any given time.


         Shares registered in the name of another corporation, domestic or foreign, may be voted by any officer, agent, proxy or other legal representative authorized to vote such shares under the law of incorporation of such corporation. The corporation may treat the president or other person holding the position of president of such other corporation as authorized to vote such shares, together with any other person indicated and any other holder of an office indicated by the corporate shareholder to the corporation as a person or an officer authorized to vote such shares. Such persons and officers indicated shall be registered by the corporation on the transfer books for shares and included in any voting list prepared in accordance with
Section 2.6 of these by-laws.


         Shares registered in the name of a deceased person, a minor ward or a person under legal disability, may be voted by his or her administrator, executor, or court appointed guardian, either in person or by proxy, without a transfer of such shares into the name of such administrator, executor, or court appointed guardian. Shares registered in the name of a trustee may be voted by him or her, either in person or by proxy.


         Shares registered in the name of a receiver may be voted by such receiver, and shares held by or under the control of a receiver may be voted by such receiver, without the transfer thereof into his or her name if authority so to do is contained in an appropriate order of the court by which such receiver was appointed.


         A shareholder whose shares are pledged shall be entitled to vote such shares until the shares have been transferred into the name of the pledgee, and thereafter the pledgee shall be entitled to vote the shares so transferred.

         SECTION 2.12 Inspectors. At any meeting of shareholders, the presiding officer may, or upon the request of any shareholder shall, appoint one or more persons as inspectors for such meeting.


         Such inspectors shall ascertain and report the number of shares represented at the meeting, based upon their determination of the validity and effect of proxies, shall count all votes and report the results and shall do such other acts as are proper to conduct the election and voting with impartiality and fairness to all the shareholders.


         Each report of an inspector shall be in writing and signed by him or by a majority of them if there be more than one inspector acting at such meeting. If there is more than one inspector, the report of a majority shall be the report of the inspectors. The report of the inspector or inspectors on the number of shares represented at the meeting and the results of the voting shall be prima facie evidence thereof.

         SECTION 2.13 Informal Action by Shareholders. Any action required to be taken at any annual or special meeting of the shareholders, or any other action which may be taken at a meeting of the shareholders, may be taken without a meeting and without a vote, if a consent in writing, setting forth the action so taken, shall be signed (a) by the holders of outstanding shares having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voting, or (b) by all of the shareholders entitled to vote with respect to the subject matter thereof. If such consent is signed by less than all of the shareholders entitled to vote, then such consent shall become effective only if at least five (5) days prior to the execution of the consent notice in writing is delivered to all shareholders entitled to vote with respect to the matter thereof, and after the effective date of the consent, prompt notice of the taking of the corporation action without a meeting by less than unanimous written consent shall be given in writing to those shareholders who have not consented in writing.

         SECTION 2.14 Voting by Ballot. Voting on any question or in any election may be by voice unless the presiding officer shall order, or any shareholder shall demand, that voting be by ballot.

                                  ARTICLE III

                                    DIRECTORS

         SECTION 3.1 General Powers. The business and affairs of the corporation shall be managed by or under the direction of the board of directors.

         SECTION 3.2 Number. Election, Tenure and Qualifications. The number of directors which shall constitute the whole board shall be determined from time to time by resolution of the Board of Directors provided that the board shall consist of a minimum of five (5) members and a maximum of nine (9) members. The number of directors may be increased or decreased from time to time by amendment of this Section, but no decrease shall have the effect of shortening the term of any incumbent director. The terms of all directors shall expire at the next annual shareholders' meeting following their election. The term of a director elected to fill a vacancy shall expire at the next annual shareholders' meeting at which his or her predecessor's term would have expired. The term of a director elected as a result of an increase in the number of directors shall expire at the next annual shareholders' meeting. Despite the expiration of a director's term, he or she shall continue to serve until the next meeting of shareholders at which he or she is reelected or a successor or replacement director is elected. Directors need not be residents of the State of Illinois or shareholders of the corporation.

         SECTION 3.3 Regular Meetings. A regular meeting of the board of directors shall be held without notice other than this by-law, immediately after the annual meeting of shareholders. The board of directors may provide, by resolution, the time and place for the holding of additional regular meetings without notice other than such resolution.

         SECTION 3.4 Special Meetings. Special meetings of the board of directors may be called by or at the request of the president of the corporation upon such notice as he or she deems appropriate or by or at the request of any two directors upon giving at least two (2) days notice to each director, either personally or by mail or facsimile or reputable overnight mail service. The person or persons authorized to call special meetings of the board of directors may fix any place as the place for holding any such special meeting called by them.

         SECTION 3.5 Notice. If notice of any special meeting is mailed, such notice shall be deemed to be delivered when deposited in the United States mail so addressed, with postage thereon prepaid. If notice be given by facsimile, such notice shall be deemed to be delivered on the date such facsimile is transmitted. The attendance of a director at any meeting shall constitute a waiver of notice of such meeting, except where a director attends a meeting for the express purpose of objecting to the transaction of any business because the meeting is not lawfully called or convened. Neither the business to be transacted at, nor the purpose of, any special meeting of the board of directors need be specified in the notice or waiver of notice of such meeting.

         SECTION 3.6 Quorum. A majority of the number of directors then in office shall constitute a quorum for the transaction of business at any meeting of the board of directors, provided that if less than a majority of such number of directors is present at a meeting, a majority of the directors present may adjourn the meeting at any time without further notice.

         SECTION 3.7 Manner of Acting. Unless the act of a greater number is required by statute, the Articles of Incorporation, or other provisions of these by-laws, the act of majority of the directors present at a meeting of the board of directors at which a quorum is present shall be the act of the board of directors.


         Unless specifically prohibited by the Articles of Incorporation, members of the board of directors or of any committee of the board of directors may participate in and act at any meeting of such board or committee through the use of a conference telephone or other communications equipment by means of which all persons participating in the meeting can hear each other. Participation in such meeting shall constitute attendance and presence in person at the meeting of the person or persons so participating.

         SECTION 3.8 Vacancies. Any vacancy occurring in the board of directors and any directorship to be filled by reason of an increase in the number of directors, arising between meetings of shareholders, may be filled by election at an annual meeting or at a special meeting of shareholders called for that purpose. A director appointed to fill a vacancy shall serve until the next meeting of shareholders at which directors are to be elected.

         SECTION 3.9 Informal Action by Directors. Unless specifically prohibited by the Articles of Incorporation or by other provisions of these by-laws, any action required to be taken at a meeting of the board of directors, or any other action which may be taken at a meeting of the board of directors, or of any committee thereof, may be taken without a meeting if a consent in writing, setting forth the action so taken, shall be signed by all the directors entitled to vote with respect to the subject matter thereof, or by all the members of such committee, as the case may be. Any such consent signed by all the directors or all the members of the committee shall have the same effect as a unanimous vote at a meeting of directors at which a quorum was present, and may be stated as such in any document filed with the Secretary of State of the State of Illinois or with anyone else.

         SECTION 3.10 Compensation. The board of directors, by the affirmative vote of a majority of the directors then in office, and irrespective of any personal interest of any of its members, shall have authority to establish reasonable compensation of all directors for services to the corporation as directors, officers, or otherwise. By resolution of the board of directors, the directors may be paid their expenses, if any, of attendance at each meeting of the board. No such payment previously mentioned in this Section shall preclude any director from serving the corporation in any other capacity and receiving compensation therefor.

         SECTION 3.11 Committees. A majority of the directors then in office may, by resolution, create one or more committees and appoint members of the board to serve on any one or more of such committees. Each committee shall have two or more members who shall serve at the pleasure of the board. A majority of any committee shall constitute a quorum and a majority of a quorum is necessary for committee action. To the extent provided by the board of directors in such resolution, each committee shall have and exercise all of the authority of the board of directors in the management of the corporation, except that a committee may not: authorize distributions; approve or recommend to shareholders any act required by statute to be approved by shareholders; fill vacancies on the board or on any of its committees; elect or remove officers or fix the compensation of any member of the committee; adopt, amend or repeal the by-laws; approve a plan of merger not requiring shareholder approval; authorize or approve the reacquisition of shares, except according to a general formula or method prescribed by the board; authorize or approve the issuance or sale, or contract for sale, of shares or determine the designation and relative rights, preferences, and limitations of a series of shares, except that the board may direct a committee to fix the specific terms of issuance, sale or contract for sale of shares, or the number of shares to be allocated to particular employees under an employee benefit plan; or amend, alter, repeal, or take action inconsistent with any resolution or action of the board of directors when the resolution or action of the board of directors provides by its terms that it shall not be amended, altered or repealed by action of a committee. Vacancies in the membership of any committee shall be filled by the board of directors. Each committee shall keep regular minutes of its proceedings and report the same to the board when required. A committee may act by unanimous consent in writing without a meeting and, subject to action by the board of directors, each committee, by a majority vote of its members, shall determine the time and place of meetings and the notice therefor.

         SECTION 3.12 Resignation of Directors. A director may resign at any time by giving written notice to the board of directors, its chairman, if any, or to the president or secretary of the corporation. A resignation shall be effective when the notice is given unless the notice specifies a future date. The pending vacancy may be filled before the effective date, but the successor shall not take office until the effective date.

                                   ARTICLE IV

                                    OFFICERS

         SECTION 4.1 Executive Officers. The executive officers of the corporation shall be a president, a chief financial officer and a secretary. The corporation may also have one or more vice presidents, in which case each vice president shall also be an executive officer. Two or more offices may be held by the same person except the offices of president and secretary. The executive officers of the corporation shall be elected annually by the board of directors at its first meeting following the meeting of shareholders at which the board was elected. If the election of officers shall not be held at such meeting, such election shall be held as soon thereafter as conveniently may be. Vacancies may be filled or new offices created and filled at any meeting of the board of directors.

         SECTION 4.2 Other Officers and Agents. The board of directors may also elect a chairman of the board from among the directors and may elect one or more assistant vice presidents and assistant secretaries, and such other officers and agents as the board may at any time or from time to time determine to be advisable.




         SECTION 4.3 Tenure; Representation; Removal; Vacancies. Each officer of the corporation shall hold office until his successor is elected or appointed or until his earlier displacement from office by resignation, removal or otherwise; provided, that if the term of office of any officer elected or appointed pursuant to Section 4.2 of these by-laws shall have been fixed by the board of directors, he shall cease to hold such office no later than the date of expiration of such term, regardless of whether any other person shall have been elected or appointed to succeed him. Any officer may resign by written notice to the corporation and may be removed for cause or without cause by the board of directors whenever in its judgment the best interests of the corporation will be served thereby; provided, that any such removal shall be without prejudice to the contract rights, if any, of the officer so removed. Election or appointment of an officer or agent shall not of itself create contract rights. If the office of any officer becomes vacant for any reason, the vacancy may be filled by the board of directors.

         SECTION 4.4 Compensation. The compensation of all officers of the corporation shall be fixed by the board of directors. No officer shall be prevented from receiving compensation by reason that he is also a director of the corporation.

         SECTION 4.5 Authority and Duties. All officers and agents of the corporation, as between themselves and the corporation, shall have such express authority and perform such duties in the management of the property and affairs of the corporation as is provided in these by-laws, or, to the extent not provided, as may be determined by resolution of the board of directors not inconsistent with these by-laws. All officers and agents of the corporation shall also have such implied authority as recognized by the common law from time to time.

         SECTION 4.6 The President. The president shall be the president of the corporation. He shall have general and active management of the business of the corporation, shall see to it that all resolutions and orders of the board of directors are carried into effect, and in connection therewith, shall be authorized to delegate to the other executive officers of the corporation such of his powers and duties as president at such times and in such manner as he may deem to be advisable. In the absence or disability of the chairman of the board, or if there be no chairman, he shall preside at all meetings of the shareholders and the directors.

         SECTION 4.7 The Vice Presidents. The vice president, if any, or, if there be more than one, the vice presidents, shall assist the president in the management of the business of the corporation and the implementation of resolutions and orders of the board of directors at such times and in such manner as the president may deem to be advisable. If there be more than one vice president, the board of directors may designate one of them as executive vice president, in which case he shall be first in order of seniority after the president, and may also grant to others such titles as shall be descriptive of their respective functions or indicative of their relative seniority. The vice president, or, if there be more than one, the vice presidents in the order of their seniority as indicated by their titles or as otherwise determined by the board of directors, shall, in the absence or disability of the president, exercise the powers and perform the duties of president; and he or they shall have such other powers and duties as the board of directors or the president may from time to time prescribe.

         SECTION 4.8 The Chief Financial Officer. The chief financial officer shall have the care and custody of the corporate funds, and other valuable effects, including securities, and shall keep full and accurate accounts of receipts and disbursements in books belonging to the corporation and shall deposit all moneys and other valuable effects in the name and to the credit of the corporation in such depositories as may be designated by the board of directors. The chief financial officer shall disburse the funds of the corporation as may be ordered by the board of directors, taking proper vouchers for such disbursements, and shall render to the president and the board of directors, at meetings or whenever they may require it, an account of all his transactions as chief financial officer and of the financial condition of the corporation. If required by the board of directors, the chief financial officer shall give the corporation a bond for such term, in such sum and with such surety or sureties as shall be satisfactory to the board for the faithful performance of the duties of his office and for the restoration to the corporation, in case of his death, resignation, retirement or removal from office, of all books, papers, vouchers, money and other property of whatever kind in his possession or under his control belonging to the corporation.

         SECTION 4.9 The Secretary. The secretary shall attend all meetings of the shareholders and of the board of directors and shall record the minutes of all proceedings taken at such meetings, or maintain all documents evidencing corporate actions taken by written consent of the shareholders or of the board of directors, in a book to be kept for that purpose; and he shall perform like duties for any committee of the board of directors when required. He shall have the authority to certify the by-laws, resolutions of the shareholders and board of directors and committees thereof, and other documents of the corporation as true and correct copies thereof. He shall see to it that all notices of meetings of the shareholders and of special meetings of the board of directors are duly given in accordance with these by-laws or as required by statute. He shall be the custodian of the seal, if any, of the corporation, and, when authorized by the board of directors, he shall cause the corporate seal, if any, to be affixed to any document requiring it, and, when so affixed, attested by his signature as secretary or by the signature of an assistant secretary; and he shall perform such other duties as the board of directors or the president may from time to time prescribe.

         SECTION 4.10 The Assistant Secretaries. The assistant secretary, if any, or, if there be more than one, the assistant secretaries, in the order determined by the board of directors or by the president, shall, in the absence or disability of the secretary, exercise the powers and perform the duties of the secretary; and he or they shall perform such other duties as the board of directors or the president may from time to time prescribe.

                                   ARTICLE V

                   CERTIFICATES FOR SHARES AND THEIR TRANSFER

         SECTION 5.1 Certificates. The issued shares of the corporation shall be represented by certificates. The certificates shall be in such form as shall be determined by the board of directors, and shall be numbered and entered in the books of the corporation as they are issued. Each certificate shall exhibit the registered holder's name and the number and class of shares, the date of issue, and the designation of any series, that it evidences, shall set forth such other statements as may be required by statute, and shall be signed by the president or a vice president and by the chief financial officer or by the secretary or an assistant secretary, any or all of whose signatures may be facsimile if such certificate is countersigned by a transfer agent or registered by a registrar. In case any one or more of the officers who have signed or whose facsimile signatures appear on any such certificate shall cease to be such officer or officers of the corporation; or an officer of the transfer agent or registrar, before such certificate is issued and delivered, it may nonetheless be issued and delivered with the same effect as if such officer or officers had continued in office.

         SECTION 5.2 Lost Certificates. The board of directors may direct that a new share certificate or certificates be issued in place of any certificate or certificates theretofore issued by the corporation which have been mutilated or, which are alleged to have been lost, stolen or destroyed, upon presentation of each such mutilated certificate or the making by the person claiming any such certificate to have been lost, stolen or destroyed of an affidavit as to the facts and circumstances of the loss, theft or destruction thereof. The board of directors, in its discretion and as a condition precedent to the issuance of any new certificate, may require, or by resolution may delegate to the president the power in his discretion to require from time to time, the owner of any certificate alleged to have been last, stolen or destroyed, or his legal representative, to furnish the corporation with a bond, in such sum and with such surety or sureties as the board or the president, as the case may be, may direct, as indemnity against any claim that may be made against the corporation in respect of such lost, stolen or destroyed certificate.

         SECTION 5.3 Registration of Transfer. Upon surrender to the corporation or any transfer agent of the corporation of a certificate for shares duly endorsed or accompanied by proper evidence of succession, assignment or authority to transfer, the corporation shall issue or cause its transfer agent to issue a new certificate to the person entitled thereto, cancel the old certificate and record the transaction upon its books.

                                   ARTICLE VI

                                WAIVER OF NOTICE


         Whenever any notice is required to be given under the provisions of these by-laws, the Articles of Incorporation, or under the provisions of the Business Corporation Act of 1983, a waiver thereof in writing, signed by the person or persons entitled to such notice, whether before or after the time stated therein, shall be deemed equivalent to the giving of such notice. Attendance by a person at any meeting shall constitute waiver of notice thereof unless at the meeting such person objects to the holding of the meeting because proper notice was not given.

                                  ARTICLE VII

                                 INDEMNIFICATION


         The corporation shall indemnify (a) any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit, and (b) any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or who is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with any such action, suit or proceeding, in each case to the fullest extent permissible under subsections (a) through (f) and (h) through (k) of Section 8.75 of the Business Corporation Act of 1983, as amended from time to time, or the indemnification provisions of any successor statute. If the corporation pays indemnity or makes an advance of expenses to a director, officer, employee or agent, the corporation shall report the indemnification or advance in writing to the shareholders with or before the notice of the next shareholders meeting.

                                  ARTICLE VIII

                               GENERAL PROVISIONS

         SECTION 8.1 Contracts. The board of directors may authorize any officer or officers, agent or agents, to enter into any contract or execute and deliver any instrument in the name of and on behalf of the corporation, and such authority may be general or confined to specific instances.

         SECTION 8.2 Checks, Drafts, Etc. All checks, drafts or other orders for the payment of money, notes or other evidences of indebtedness issued in the name of the corporation, shall be signed by such officer or officers, agent or agents of the corporation and in such manner as shall from time to time be determined by resolution of the board of directors.

         SECTION 8.3 Deposits. All funds of the corporation not otherwise employed shall be deposited from time to time to the credit of the corporation in such banks, trust companies or other depositories as the board of directors may select.

         SECTION 8.4 Fiscal Year. The fiscal year of the corporation shall be fixed by resolution of the board of directors.

         SECTION 8.5 Dividends. The board of directors may from time to time declare, and the corporation may pay, dividends on its outstanding shares in the manner and upon the terms and conditions provided by law or the Articles of Incorporation.

         SECTION 8.6 Seal. The corporation may have, but shall not be required to have, a corporate seal as shall be determined by the secretary of the corporation in his discretion. If a corporate seal is obtained, the seal shall contain the name of the corporation and the words "Corporate Seal, Illinois", and the use thereof shall be determined from time to time by the officer or officers executing and delivering instruments on behalf of the corporation, provided that the affixing of a corporate seal to an instrument shall not give the instrument additional force or effect or change the construction thereof. The seal, if any, may be used by causing it or a facsimile thereof to be impressed or affixed or in any other manner reproduced.

         SECTION 8.7 Registered Shareholders. Except as otherwise required by law, the corporation shall be entitled to recognize a person registered on its books as the holder of shares as the sole owner of such shares for all purposes, and shall not be bound to recognize any equitable or legal claim to or interest in such shares on the part of any person other than such registered holder, regardless of whether it shall have knowledge or notice of any such claim or interest. Without limiting the generality of the foregoing, the corporation shall be entitled to recognize the exclusive right of a person whose holding of shares is so registered on its books as of any record date fixed or determined pursuant to Section 2.5 of these by-laws to be treated as the sole owner of such shares for the purpose for which such record date was so fixed or determined.

         SECTION 8.8 Voting of Securities of Other Corporations. In the event that the corporation shall at any time or from time to time own and have power to vote any securities

(including but not limited to shares of stock) of any other issuer, they shall be voted by such person or persons, to such extent and in such manner, as may be determined by the board of directors.

         SECTION 8.9 Construction. The headings in these by-laws are for purposes of reference only and shall not be considered in construing these by-laws. As used herein, the neuter gender shall also denote the masculine and feminine, and the masculine gender shall also denote the feminine and neuter.

                                   ARTICLE IX

                                   AMENDMENTS


         The power to make, alter, amend, or repeal the by-laws of the corporation shall be vested in the board of directors, unless reserved to the shareholders by the articles of incorporation. The by-laws may contain any provisions for the regulation and management of the affairs of the corporation not inconsistent with law or the articles of incorporation.

                      EXHIBIT E - FORM OF STOCK OPTION PLAN

                               [See Exhibit 10.1]

                   EXHIBIT F - FORM OF STOCKHOLDERS AGREEMENT

                               [See Exhibit 10.7]

                EXHIBIT G - FORM OF REGISTRATION RIGHTS AGREEMENT

                                [See Exhibit 4.2]

                   EXHIBIT H - SCHEDULE OF REDEMPTION PARTIES




                                                    REDEEMED SHARES                       REDEMPTION PRICE
                                                    ---------------                       ----------------
                 NAME
                 ----
Leonard Foxman                                         1,830.540                           $48,339,484.10

Foxman Family, LLC                                     1,154.375                           $30,483,842.95

Eagle Test Systems, Inc. Employee                       556.377                            $14,692,385.42
Stock Ownership Plan

Jack Weimer                                             51.099                              $1,349,373.00

Steve Dollens                                            5.109                               $134,914.52

                  EXHIBIT I - FORM OF MANAGEMENT RIGHTS LETTER


                      [Eagle Test Systems, Inc. Letterhead]



                               September 30, 2003


[Name of TA Fund]
c/o TA Associates, Inc.
High Street Tower
Suite 2500
Boston, MA  02110

Attention: Michael C.  Child and Jameson J.  McJunkin

Ladies and Gentlemen:


         This letter is being issued in connection with the acquisition by [name of TA Fund] (the "Fund") of shares of Series A Convertible Preferred Stock, par value $.01 per share, of Eagle Test Systems, Inc. (the "Company") and Senior Subordinated Secured Convertible Notes of the Company. The Fund desires actively to assist the Company in developing, reviewing and considering certain proposals and suggestions relating to the management of the Company's business and the Company desires such assistance. In order to facilitate the Fund's input with respect to the management of the business of the Company, the Company agrees to grant to the Fund the management rights described below and further agrees that it will give due consideration to such input as may be provided by the Fund in exercise of such rights:

                  (a) the right to discuss, and provide advice with respect to, the business operations, properties and financial and other conditions of the Company with the Company's officers, employees and directors and the right to consult with and advise the Company's senior management on matters materially affecting the business and affairs of the Company;

                  (b) the right to submit business proposals or suggestions to the Company's senior management from time to time with the requirement that one or more members of the Company's senior management discuss such proposals or suggestions with the Fund within a reasonable period after such submission and the right to call a meeting with the Company's senior management in order to discuss such proposals or suggestions; and

                  (c) the right (i) to visit the Company's business premises and other properties during normal business hours, (ii) to receive financial statements, operating reports, budgets or other financial reports of the Company on a regular basis describing the Company's financial performance, significant proposals and other material aspects of the Company's business and operations, (iii) to examine the books and records of the Company and (iv) to request such other information at reasonable times and intervals in light of the Company's normal business operations concerning the general status of the Company's business, financial condition and operations but only to the extent such information is reasonably available to the Company and in a format consistent with how the Company maintains such information.


         The Fund agrees that except as may be required by law, rule, regulation, legal process or regulatory authority, any non-public information received from the Company hereunder (the "Information") will be treated as confidential and will not be disclosed by the Fund or made available to any third party (other than any of the Fund's partners, employees, advisers, attorneys, accountants or agents that the Fund reasonably believes has a need to know such information and that agrees to be bound by the confidentiality provisions set forth herein) without the Company's prior written approval and without safeguards for protecting such information. The Fund agrees that it shall use its reasonable efforts to maintain the confidence of all Information disclosed to it pursuant to this letter agreement, except that the Fund may disclose any Information (i) to any person with whom the Fund is discussing a potential sale of any securities, provided that such person executes a confidentiality agreement substantially similar to this paragraph in favor of the Company and (ii) to the extent that the Fund is requested or required (by deposition, interrogatories, subpoena or otherwise) as part of an action, suit, proceeding or investigation by or before any court or governmental authority; provided, that the Fund shall use its best efforts to limit such disclosure to information it is advised by counsel that it is legally required to disclose in connection with any such action, suit, proceeding, or investigation. Notwithstanding the foregoing, "Information" excludes any of the foregoing that has entered the public domain through no fault of the Fund, that an authorized executive officer of the Company has authorized for public dissemination, that was known to or possessed by the Fund prior to its discussion with the Company of the acquisition described in the first paragraph of this letter agreement and other than through disclosure or delivery by the Company, or that was learned or obtained by the Fund from sources having no duty of confidentiality to the Company. The Fund may decline to receive Information by providing written notice to the Company.


         Please acknowledge your agreement by signing below and returning the executed letter via facsimile and regular mail to the address listed above.


         Thank you for your consideration.

                                               Very truly yours,

                                               Eagle Test Systems, Inc.



                                               By:_____________________________
                                                     Name:
                                                      Title:

Acknowledged and Agreed:


[Name of TA Fund]
By:  TA Associates, Inc., its Manager



                                      By:____________________________________
                                            Name:  Michael C.  Child
                                            Its:  Managing Director